Exhibit 10.1

INVESTMENT AGREEMENT

BETWEEN

EDF PULSE HOLDING

MR. Fatih Balyeli

MR. Laurent Bernou-Mazars

MARA FRANCE SAS

MARA HOLDINGS INC

AND

EXAION SAS

11 AUGUST 2025

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TABLE OF CONTENT

Article 1	DEFINITION – INTERPRETATION	6

Article 2	PRIMARY TRANSACTION	19

Article 3	SECONDARY TRANSACTION	20

Article 4	THIRD TRANSACTION	22

Article 5	CAPITAlIZATION TABLE	22

Article 6	LOCKED BOX	22

Article 7	CONDITIONS	23

Article 8	PRE-CLOSING COVENANTS	25

Article 9	CLOSING	32

Article 10	LONG TERM INCENTIVE PLAN	34

Article 11	WARRANTIES	35

Article 12	INDEMNIFICATION	36

Article 13	UNDERTAKINGS OF THE investor’s GUARANTOR	41

Article 14	POST-CLOSING COVENANTS	41

Article 15	CONFIDENTIALITY AND ANNOUNCEMENTS	43

Article 16	ASSIGNMENT AND SUCCESSORS	43

Article 17	TAXES – OTHER COSTS AND EXPENSES	44

Article 18	NOTICES	44

Article 19	GENERAL	46

Article 20	GOVERNING LAW – DISPUTES	48

LIST OF SCHEDULES		50

1.	ORGANIZATION AND POWER

2.	BINDING OF THE AGREEMENT

3.	NO VIOLATION

4.	NO INSOLVENCY

5.	FINANCING ARRANGEMENTS

6.	Compliance

1.	FUNDAMENTAL WARRANTIES

1.	WARRANTIES

1.	Tax Fundamental Warranties

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THIS INVESTMENT AGREEMENT dated August 11,2025 (the “Agreement”), is entered into by and between:

1.	EDF PULSE HOLDING, a French société par actions simplifiée, with its registered office at 20bis, rue Louis Philippe, 92200 Neuilly-sur-Seine, registered with the registry of commerce under number 824 580 013 R.C.S. Nanterre;

hereinafter referred to as “EDF” or the “Majority Seller”,

2.	FATIH BALYELI, a French citizen, born on 4 January 1983 in Paris (75), domiciled at 188, rue Gerhard, 92800 Puteaux;

hereinafter referred to as “Mr. Fatih Balyeli”,

3.	LAURENT BERNOU-MAZARS, a French citizen, born on 5 July 1985 in Agen (47), domiciled at 16, rue Buffon, 92500 Rueil-Malmaison;

hereinafter referred to as “Mr. Laurent Bernou-Mazars”,

The Majority Seller, Mr. Fatih Balyeli and the Mr. Laurent Bernou-Mazars are hereinafter collectively referred to as the “Sellers” and individually as a “Seller”, acting jointly and severally (conjointement mais non solidairement),

AND

4.	MARA FRANCE, a French société par actions simplifiée, with its registered office at 35, avenue Mac-Mahon, 75017 Paris, registered with the registry of commerce under number 943 196 410 R.C.S. Paris,

hereinafter referred to as the “Investor”,

5.	MARA HOLDINGS INC, a company registered under the laws of Nevada, with its registered office at 101 NE 3rd Avenue #1200 Fort Lauderdale FI 33301, United States of America, registered under number NV20101138007, hereinafter referred to as “Investor’s Guarantor” for the sole purpose of Article 13,

AND

6.	EXAION, a French société par actions simplifiée, with its registered office at 20bis, rue Louis Philippe, 92200 Neuilly-sur-Seine, registered with the registry of commerce under number 844 325 092 R.C.S. Nanterre, hereinafter referred to as the “Company”,

The Sellers, the Investor, the Investor’s Guarantor (for the sole purpose of Article 13) and the Company are hereinafter collectively referred to as the “Parties” and individually as a “Party”,

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WHEREAS:

(A)	The Company, either directly or through its Subsidiary (as defined herein), operates in the digital infrastructure sector. Its activities include providing secure, sovereign, and decarbonated high-performance computing (HPC) infrastructure for critical workloads; offering access to blockchain infrastructure across multiple protocols; providing cybersecurity services; and supporting process automation through smart contracts and digital twins. The Company also provides orchestration capabilities for sovereign cloud computing environments (collectively, the “Business”).

(B)	On the date hereof, all the issued and outstanding shares of the Company are allocated as set forth in Schedule (B) hereto (the “Company Securities”).

(C)	In accordance with the free shares incentive plan (plan d’attribution gratuite d’actions) implemented by the Company on 17 February, 2023, The Company has allocated:

■	on 17 February 2023, 105,231 ordinary shares for free as follows:

–	59,982 ordinary shares to Mr. Fatih Balyeli; and

–	45,249 ordinary shares to Mr. Laurent Bernou-Mazars,

it being specified that the retention period of which expired on March 18th, 2025; and

■	on 28 July 2025, 108,814 ordinary shares for free as follows (the “Allocation of Free Shares”):

–	62,024 ordinary shares to Mr. Fatih Balyeli; and

–	46,790 ordinary shares to Mr. Laurent Bernou-Mazars.

(D)	As of the date of execution hereof, the share capital of the Company (on a fully diluted basis) is held as follows:

–	EDF holds 2,809,616 ordinary shares of the Company, representing 92.54% of the share capital and voting rights of the Company;

–	Mr. Fatih Balyeli holds 129,024 ordinary shares of the Company, representing 4.25 % of the Company; and

–	Mr. Laurent Bernou-Mazars holds 97,333 ordinary shares of the Company, representing 3.21 % of the Company.

(E)	Subject to and conditional upon the definitive completion of the Closing, the Company shall, immediately prior to such Closing, proceed with an additional allocation of free shares (the “Additional Allocation”), enabling the Minority Shareholders, taking into account their existing shareholding and the Allocation of Free Shares, to collectively hold no more than fifteen per cent (15%) of the share capital and voting rights of the Company on a fully diluted basis, which the Investor duly acknowledges and accepts. The capitalization table reflecting the effect of the Additional Allocation, together with the main terms thereof, is set forth in Schedule (E).

(F)	Considering the potential growth of the Company, as well as the desire of the Investor to develop the Company and all its related activities, the Sellers, the Company and the Investor have entered into discussions pursuant to which they agreed that, under certain terms and conditions:

–	the Investor would subscribe to 4,086,709 new ordinary shares to be issued by the Company for a subscription price of twenty-eight point fourteen euros (€28.14) per share (including premium), representing a total subscription amount of one hundred fourteen million nine hundred ninety-nine thousand nine hundred ninety-one point twenty-six euros (€114,999,991.26) (the “Primary Transaction”);

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–	the Investor would acquire from the Sellers 1,171,327 ordinary shares of the Company as set out in Schedule ((F) (the “Sold Shares”) representing 35.44% of the issued and outstanding securities of the Company (the “Secondary Transaction”); and

–	subject to the conditions set forth herein, the Investor would subscribe, between 31 March 2027 and 30 September 2027, to 3,909,026 new ordinary shares to be issued by the Company for a subscription price of twenty-eight point fourteen euros (€28.14) per share (including premium), representing a total subscription price of one hundred nine million nine hundred ninety-nine thousand nine hundred ninety-one point sixty-four euros (€109,999,991.64) (the “Third Transaction” together with the Primary Transaction and the Secondary Transaction, the “Transaction”).

(G)	Prior to the date hereof, the Investor has also, together with its Affiliates, directors, officers, employees, financial, accounting, legal, tax, strategic, business and other professional advisers and its finance parties (the “Representatives”), carried out due diligence works on the Company and its Subsidiary (the “Due Diligence”), consisting in particular in:

–	reviewing and analyzing, from 28 June 2025 to the date hereof, documents and information communicated to the Investor and its Representatives or made available to them in the electronic data room held by the Company (the “Data Room”);

–	attending various management presentation and expert sessions (including in relation to finance, tax, legal, insurance, strategy, IT and human resources aspects of the Company and its Subsidiary);

–	conducting visits of sites operated by the Subsidiary from 16 to 18 July 2025; and

–	more generally asking questions in relation to the activities, accounts, financial, labour, tax, legal affairs or other features of the Company, and reviewing the answers provided by the Company to such questions (as documented in writing, the “Q&A”).

(H)	Further to its Due Diligence, the Investor has confirmed its interest regarding the Transaction.

(I)	The Parties have decided to enter into this investment agreement (the “Agreement”) to set forth the Transaction undertakings of the Parties and agree on the terms and conditions of the Transaction.

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NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Article 1 DEFINITION – INTERPRETATION

1.1.	Definitions

2023 SHA	means the shareholders’ agreement dated as of February 17, 2023 in respect of the Company between the Majority Seller, the Minority Shareholders and the Company, as amended from time to time.

2024 Audited Accounts	means the statutory audited annual financial statements of the Company and its Subsidiary, on an individual basis for the period ended on December 31, 2024.

Accounting Principles	means (i) French GAAP as consistently applied by the Company in preparing its annual accounts or (ii) Canadian generally accepted accounting principles as applicable in Quebec (Canadian GAAP) as consistently applied by the Subsidiary in preparing its annual accounts.

Accounting Reference Date	means December 31, 2024.

Additional Allocation	has the meaning ascribed to it in Recitals (E).

Affiliate

means, in relation to a Person:

(a)      any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person, in each case from time to time; and

(b)      as regards EDF, Affiliate shall exclude the French State as well as the Agence des participations de l’État and any entity controlled by it (with the exception of EDF SA, a French société anonyme, registered with the Trade and Companies Registry of Paris under number 552 081 317 and its Subsidiaries which, for the avoidance of doubt, shall be regarded as Affiliates of EDF.

In relation to an individual, an Affiliate shall also include his/her spouse or partner, ascendants, and descendants.

Agreement	has the meaning ascribed to it in the Recitals.

Allocation of Free Shares	has the meaning ascribed to it in Recitals (C).

AMF	means the French Financial Market Authority (Autorité des Marchés Financiers).

AMF Filing	has the meaning ascribed to it in Article 14.1.1.

AML-Laws	means, with respect to a given person, any applicable Laws, financial recordkeeping and reporting requirements of any jurisdiction applicable to that person concerning or relating to money laundering or terrorism financing.

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Anti-Corruption Laws	means, with respect to a given person, any applicable Laws concerning or relating to bribery, corruption or influence peddling including among others the U.S. Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom, the French penal law (including but not limited to articles 432-11, 433-1, 433-2, 435-1, 435-2, 435-3, 435-4, 435-7, 435-8, 435-9, 435-10, 445-1, 445-2 of the French Code pénal), the laws applicable to the Group Companies and the Parties, including any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Authority	means any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether supranational, national or regional or local and any subdivision, department or branch of any of the foregoing.

Basket	has the meaning ascribed to it in Article 12.6.2.

Business	has the meaning ascribed to it in Recitals (A).

Business Day	means any day, except Saturday, Sunday or any day on which banks are generally not open for business in France.

Business Warranty	has the meaning ascribed to it in Article 11.3.

Cap	has the meaning ascribed to it in Article 12.6.1.

Cash Pooling Agreement	means the cash pooling management agreement dated 8 November 2022 entered into between notably Electricité de France SA (EDF SA) and the Company.

Claim	has the meaning ascribed to it in Article 12.4.1.

Claim Notice	has the meaning ascribed to it in Article 12.4.1.

Clearance	has the meaning ascribed to it in Article 1.1.17 of Schedule 11.4.

Closing	has the meaning ascribed to it in Article 9.1.1.

Closing Date	has the meaning ascribed to it in Article 9.1.1.

Closing Purchase Price	has the meaning ascribed to it in Article 3.3.

Company Intellectual Property	has the meaning ascribed to it in Article 1.6.1 of Schedule 11.3.

Competition Laws	means all applicable Laws concerning restrictive or anti-competitive practices (including cartels, pricing, resale pricing, market sharing), dominant market positions and monopolies and the control of mergers, acquisitions and concentrations.

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Company Securities	has the meaning ascribed to it in Recitals (B).

Condition Precedent	has the meaning ascribed to it in Article 7.1.

Consumer Protection Laws	means all applicable Laws concerning the general protection of consumers, faulty or defective goods, products or services, product safety, unfair trade practices and distance selling.

Control	has the meaning given to it by paragraphs I and II of article L. 233-3 of the French Commercial Code and “Controlling”, “Controlled by” and “under common Control” shall be construed accordingly.

Data Room	has the meaning ascribed to it in Recitals (G).

De Minimis	has the meaning ascribed to it in Article 12.6.1.

Digital Assets	means any cryptocurrencies (including Bitcoin), blockchain-based tokens, or other blockchain or digital asset equivalents.

Disclosed Information	means the documents and information of any nature whatsoever, relating to the Business, the Company or its Subsidiary disclosed to the Investor and its Representatives either in the Agreement (including the Schedules), the Data Room, the Q&A or the Signing Disclosure Letter.

Disclosure Update	has the meaning ascribed to it in Article 11.3.

Due Diligence	has the meaning ascribed to it in Recitals (G).

EDF SA	means the Majority’s Seller Affiliate, the French public limited company (société anonyme) Electricité de France with its registered office at 22-30, Avenue de Wagram, 75008 Paris, registered with the Paris Trade and Company Register under number 552 081 317.

Emergency Situation	means any unforeseen event in connection to any of the tools required to duly operate the Business which, in the absence of prompt reaction by the Sellers, would have a substantial material adverse effect on the assets, financial position, profits or liabilities of any Group Company and, more generally, on the Business.

Employee	means an individual who is employed by, is a director, officer or manager of, or whose services are made available to a Group Company.

Encumbrance	means any license right, “nantissement”, “gage”, charge, pledge, mortgage, lien, right to acquire, call option, tag along, drag along, preference or pre-emption right, reservation of title, trust, right of pre-emption, title defect, interest, option, covenant, or similar restriction or any other form of real or personal right, security interest or encumbrance of any nature on any asset in favor of a Third Party or any agreement to create any of them.

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Entity	means any entity, company, corporation, group, de facto company, association, partnership, joint venture, whether governmental or private, or whether or not having a separate legal personality, and including any Authority.

Environmental Laws	means all or any national or local, civil, administrative or criminal Law, common Law, statutes, statutory instruments, regulations, statutory guidance, regulatory codes of practice, notices, resolutions, orders, decrees, injunctions, or judgments of a parliamentary government, quasi government, supranational, state or local government, statutory, administrative or regulatory body, court or agency having the force of law and which are legally binding on the Group Companies, which relate to the environment (including, for the avoidance of doubt, the protection of human health) and which are in force or enacted as at the date of this Agreement or which were in force at an earlier date and are no longer in force but under which the Group Companies still have enforceable obligations and liabilities;

Escrow Account	has the meaning ascribed to it in Article 8.12.3.

Escrow Agent	has the meaning ascribed to it in Article 8.12.1.

Escrow Agreement	has the meaning ascribed to it in Article 8.12.1.

Escrow Amount	means an amount equal to ten millions euros (€ 10,000,000).

Escrow Period	means the period ending five (5) Business Days following the date on which each Group Company’s audited financial statements for the financial year ending on 31 December 2026 will be available.

Fairly Disclosed	means a fact, information, or matter that is disclosed with sufficient detail to allow a reasonably diligent purchaser or investor to identify the nature and scope of the relevant fact, information or matter disclosed.

FDI Condition	has the meaning ascribed to it in Article 7.1.

Financial Agreements	has the meaning ascribed to it in Article 1.3.1 of Schedule 11.3.

Financial Regulatory Laws	means all applicable laws, regulations and rules relating to financial markets, securities regulation, listing rules or investor protection, including in particular those enforced by the AMF and the U.S. Securities and Exchange Commission (SEC).

Foreign Investment Control Clearance	means (i) an express decision from a Foreign Investment Control Authority which, in accordance with the relevant foreign investment control applicable Laws, authorizes (as the case may be, subject to certain conditions or undertakings) or does not prevent the completion of the Transaction, or (ii) an implied decision resulting from the expiry of the applicable waiting period when it is deemed to be an official waiver from the Foreign Investment Control Authority under the relevant foreign investment control applicable Laws, as the case may be.

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Foreign Investment Control Authority	means (i) the French Ministry of Economy, acting through its bureau des investissements étrangers and (ii) the Foreign Investment Review and Economic Security Branch (“FIRES”) of the Department of Innovation, Science and Economic Development Canada (“ISED”).

French GAAP	means the applicable requirements of the French Commercial Code, together with French generally accepted accounting principles as defined by the ANC (Autorité des Normes Comptables), in each case as at the date of the relevant accounts.

Group Companies	means the Company and its Subsidiary.

Group Material Contracts	has the meaning ascribed to it in Article 1.12.1 of Schedule 11.3.

Fundamental Warranties	has the meaning ascribed to it in Article 11.2.

Hazardous Substance	means hazardous waste (déchet), contaminant (substance contaminante), pollutant or toxic substance (substance polluante ou toxique) (as such terms or their substantial equivalents are used in any applicable Environmental Laws), or any substance (substance) or pollution (pollution) as defined in article 3 of the directive 2010/75/EU of the European Parliament and of the Council of November 24, 2010 on industrial emissions

Incentive Scheme	has the meaning ascribed to it in Article 10.

Indemnified Liability	means any Loss incurred by the Company arising from a claim by, or dispute initiated by, the beneficiaries of the Allocation of Free Shares and of the Additional Allocation against the Company, to the extent arising from matters which occurred before the Closing in relation to the Allocation of Free Shares and Additional Allocation; provided that for clarity such Loss incurred by the Company shall be limited to damages or other indemnification which could be due by the Company to the beneficiaries of the Allocation of Free Shares and of the Additional Allocation further to such claim or dispute mentioned above (including the Company’s lawyers’ costs incurred within such claim or dispute), and shall in no case comprise any other cost, liability (including Tax liability), expense or other Loss incurred by or to be borne by the Company in connection with the issuance and/or implementation of the Allocation of Free Shares and/or the Additional Allocation as required under applicable Laws (for example Taxes, and attorneys’ costs for relevant corporate formalities).

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Initial Share Capital Increase	has the meaning ascribed to it in Article 2.1.

Intra-Group Agreements	has the meaning ascribed to it in Article 8.3.

Investor	has the meaning ascribed to it in the Recitals.

Investor’s Warranties	has the meaning ascribed to it in Article 11.1

IT Systems	has the meaning ascribed to it in Article 1.7.1 of Schedule 11.3.

Key Employees	means employees of the Company or the Subsidiary with annual remuneration in excess of €100,000.

Law(s)	means any statute, law, ordinance, treaty, constitution, order, decree, code, directive, circular, instruction, guideline, regulation or rule of any Authority, including any mandatory rules or regulation promulgated thereunder or interpretation thereof in the relevant jurisdiction’s legal system.

Leakage	means:

(a) any dividend (in cash or in kind) or distribution (in cash or in kind) or other return of capital declared, paid or made by the Company or its Subsidiary to any Leakage Party or for the benefit of any Leakage Party;

(b) any payment made by the Company or its Subsidiary to or for the benefit of any Leakage Party in respect of any share capital or other securities of the Company or its Subsidiary being redeemed, purchased or repaid to or from such Leakage Party;

(c) any payment made by the Company or its Subsidiary which is made for the benefit of any Leakage Party;

(d) any salaries, fees, pension contributions, other remuneration or commissions or other emoluments paid by the Company or its Subsidiary to or for the benefit of any Leakage Party;

(e) any retention bonus, transaction bonus or other bonus or transaction fee or other incentive arrangement to the extent it arises as a result of the Transaction paid by the Company or its Subsidiary to any of its consultants, agents or any Leakage Party;

(f) the creation of an Encumbrance over the assets of the Company or its Subsidiary in favor of, or for the benefit of any Leakage Party;

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	(g)	any liability assumed, indemnified, guaranteed or secured by the Company or its Subsidiary for the benefit of any Leakage Party;

	(h)	the release, waiver or discount by the Company or its Subsidiary of any amount or obligation owed to the Company or its Subsidiary for the benefit of any Leakage Party;

	(i)	the purchase by the Company or its Subsidiary from the any Leakage Party of any assets or rights;

	(j)	the sale or transfer by the Company or its Subsidiary to or for the benefit of any Leakage Party, of any assets or rights;

	(k)	any payment by the Company or its Subsidiary of any external adviser, broker or consultant professional fees, costs or expenses in connection with the Transaction (excluding, for the avoidance of doubt, the fees, costs or expenses to be paid by the Company in connection with the implementation of the Third Transaction, which payments shall occur after Closing and therefore not be considered as Leakage); or

	(l)	any agreement or arrangement made or entered into by the Company or its Subsidiary to do any matter referred to in (a) to (k) above,

	(m)	any Taxation for which the Company or its Subsidiary is liable to account or pay to a Tax Authority to the extent it arises as a result of any of the payments or events set out in paragraphs (a) to (l) above (“Tax Leakage”), but:

	(n)	excludes any Permitted Leakage and any amount in respect of VAT that is recoverable by the Company or its Subsidiary from the relevant Tax Authority (by way of credit, repayment or otherwise) in respect of any of the payments or events set out in paragraphs (a) to (l) above;

	(o)	in each case without duplication and after deducting any Relief that is available to the Company or its Subsidiary in respect of any matter, payment or event giving rise to Leakage.

Leakage Claim	has the meaning ascribed to it in Article 6.5.

Leakage Claim Date	has the meaning ascribed to it in Article 6.4.

Leakage Dispute Notice	has the meaning ascribed to it in Article 6.5.

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Leakage Party	means, with respect to each Seller, (i) the concerned Seller and (ii) any of its Affiliates, any of its or its Affiliates’ directors, officers, employees, representatives, equityholders, successors or assigns, which is not the Company or its Subsidiary, and shall include, with respect to M. Fatih Balyeli and M. Laurent Bernou-Mazars, their partner, spouse, parents, siblings and children.

Litigation	has the meaning ascribed to it in Article 1.9.1 of Schedule 11.3.

Long Stop Date	has the meaning ascribed to it in Article 7.3.1.

Losses	means all losses, costs, damages, liabilities and expenses including, without limitation, legal fees and expenses, and other professionals’ and experts’ reasonable fees and court or arbitration costs.

MARA Cash Pooling Agreement	means the cash pooling agreement to be entered into between MARA Holdings Inc or one of its Affiliates and the Company on the Closing Date, the material terms of which shall be substantially consistent with those of the Cash Pooling Agreement.

Minority Shareholders	means together Mr. Fatih Balyeli and Mr. Laurent Bernou-Mazars.

Notice	has the meaning ascribed to it in Article 18.1.

Notified Leakage Amount	has the meaning ascribed to it in Article 3.6.

Order	any existing or pending order, decree, judgment, decision, ruling, settlement or stipulation of any court, tribunal, arbitrator or authority with jurisdiction over a Group Company.

Organizational Documents	means when used with respect to (x) any company (société) or other incorporated entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company or other incorporated entity, as filed with the relevant commercial registry, company registrar or other governmental authority, as the same may be amended, supplemented or otherwise modified from time to time, and to (y) any partnership or other unincorporated entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time.

Party	has the meaning ascribed to it in the Recitals.

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Permitted Leakage	means:

	(a)	any amounts or liability incurred or paid or agreed to be paid or payable in connection with or contemplated by any matter undertaken by or on behalf of the Company or its Subsidiary at the written request or with the written agreement of the Investor, expressly agreeing for it to be treated as Permitted Leakage;

	(b)	the salaries, fees, expenses, other entitlements (including, but not limited to, any pension contributions, life assurance payments, medical insurance, car allowances, expenses and holiday pay), and bonuses (specifically excluding, for the avoidance of doubt, any bonus, retention bonus, retention fee or other payment to the extent it arises as a result of the Transaction), incurred or paid or agreed to be paid or payable to any employee, director, or officer of the Company or its Subsidiary (including for the avoidance of doubt Mr. Fatih Balyeli and Mr. Laurent Bernou-Mazars acting in such capacity) in accordance with their current employment agreements or roles as directors or officers with the Company or its Subsidiary in accordance with past practice, both in nature and quantum;

	(c)	any amount or liability incurred, paid or payable that is expressly required under the terms of the Agreement;

	(d)	any Leakage repaid or refunded to the Company or its Subsidiary prior to Closing without resulting in any Losses for the Company or its Subsidiary;

	(e)	any amount or liability incurred, paid or payable that is expressly required under the terms of any agreement or arrangements existing at the date of this Agreement to the extent disclosed in the Disclosed Information;

	(f)	the fees of external advisors of the Company for the Primary Transaction and the Secondary Transaction, in relation to the set up documentation related to the Business Warranties represented and warranted by the Company, within the limit of €5,800,000;

	(g)	any agreement or arrangement made or entered into by the Company or its Subsidiary to do any matter referred to in (a) to (e) above; and

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(k) any Taxation which the Company or its Subsidiary is liable for or liable to account for, or is bearing, or which would have been payable, suffered or incurred by the Company or its Subsidiary but is not payable, suffered or incurred for the availability of any Relief, each in connection with any of the payments set out in paragraphs (a) to (g) above.

Person	means any individual, sole proprietorship, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, company, limited liability company, Authority, foundation and any other form of incorporated or unincorporated organization or other Entity.

Personal Data	means all information that is defined as “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any similar term under Regulation (EU) 2016/679 and other applicable Laws with respect to the protection, storage, collection, treatment, retention, use, disclosure and other processing of personal data, including any such information that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual.

Powers	has the meaning ascribed to it in Article 8.1.1.

Pre-Closing Notice	has the meaning ascribed to it in Article 3.5.

Primary Transaction	has the meaning ascribed to it in Recitals (F).

Proceedings	means any action, claim, or litigation (whether civil, administrative, or criminal) by or before any Authority.

Properties	has the meaning ascribed to it in Article 1.4.1 of Schedule 11.3.

Property Restriction	has the meaning ascribed to it in Article 1.4.8 of Schedule 11.3.

Purchase Price	has the meaning ascribed to it in Article 3.1.

Q&A	has the meaning ascribed to it in Recitals (G).

Real Property Leases	has the meaning ascribed to it in Article 1.4.13 of Schedule 11.3.

Relief	means any loss, allowance, credit, deduction, exemption or set-off in respect of Tax or relevant to the computation of any profits for any relevant Tax purpose, or any right to or actual repayment or refund of or saving of Tax, including any repayment supplement, fee or interest relating to any of the foregoing.

Restricted Territory	means France and Canada.

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Representatives	has the meaning ascribed to it in Recitals (G).

Sanctioned Country	means any country or territory that is, or was at the relevant time, subject to a general export, import, financial or investment embargo under any Sanctions.

Sanctioned Person	means any person, whether or not having a legal personality: (a) listed on any list of designated persons in application of Sanctions (including the United States Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, the European Union consolidated list of persons, groups and entities subject to EU financial sanctions and the UK Sanctions List published by the Foreign, Commonwealth and Development Office under the Sanctions and Anti-Money Laundering Act 2018); (b) resident in, located in, organised under the Applicable Laws of, any Sanctioned Country; (c) directly or indirectly owned or controlled, as defined by the relevant Sanctions, by a person referred to in (a) or (b) above; or (d) which is otherwise subject to Sanctions.

Sanctions	means any economic sanctions, embargoes or similar restrictive measures (including export controls, travel bans and asset freezing laws), as enacted, publicly notified, amended from time to time, administered or enforced by: (i) the United States of America; (ii) the European Union; (iii) the United Kingdom; (iv) France, or (v) the respective Governmental Authority of any of the foregoing countries responsible for administering, enacting or enforcing economic sanctions, embargoes or restrictive measures including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and the United States Department of State.

Shareholders’ Agreement	has the meaning ascribed to it in Article 8.6.

Second Share Capital Increase	has the meaning ascribed to it in Article 4.1.

Secondary Transaction	has the meaning ascribed to it in Recitals (F).

Securities	means (i) any security, issued or to be issued, by an Entity, which may entitle its holder, directly or indirectly, immediately or in the future, to a portion of the share capital, profits, liquidation profits or voting rights of such Entity or of another Entity (including any shares, warrants, convertible bonds, bonds with attached warrants, or bonds redeemable into shares), (ii) any preferential subscription or allotment rights relating to an issuance of such securities or (iii) any division of such securities, including into bare ownership or usufruct.

Signing Disclosure Letter	means the letter dated the date of this Agreement from the Sellers and the Company to the Investor, in the form agreed between the Parties, that is referred to therein as the Signing Disclosure Letter.

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Sold Shares	has the meaning ascribed to it in Recitals (F).

Subscribed Shares	has the meaning ascribed to it in Article 2.1.

Subscription Price	has the meaning ascribed to it in Article 2.1.

Subsidiary	means Exaion Inc. a Canadian société par actions organized under the laws of Canada, having its registered office at 200-600-2000 avenue McGill College, Montreal H3A 3H3 (Canada), registered under number the numéro d’entreprise du Québec (NEQ) 1177841096.

Tax Authority	means a taxing, revenue, customs or other authority competent to impose or assess any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any Applicable Laws in relation to Tax.

Tax(es) or Taxation	means (i) all direct or indirect taxes, charges, fees, duties, contribution, levies (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) including, income tax, corporate income tax, value added tax, sales tax, transfer tax or duties, property tax, professional tax, stamp duties, excise or customs and other import or export duties, including any interest thereon, and penalties, fines or additional amounts in relation, or attributable, thereto, and any payment made in or in relation thereto, imposed by any Authority, (ii) any liability for the payment of, or in respect of, any amounts of the type described in (i) above as a result of being a member of a tax consolidation group (notably in France within the meaning of article 223 A and seq. of the French Tax Code) or of any French or foreign arrangement of similar nature (iii) any liability for any amounts of the type described in (i) of (ii) above as a result of being a transferee, successor or joint and several debtor (débiteur solidaire) to any person or as a result of any obligation to indemnify any other person, (iv) any Tax imposed either as a primary or secondary liability pursuant to the French law implementing directive UE 2022/2523 relating to Pilar 2 and to equivalent foreign law; and (v) recovery of tax State aid required by a decision of the European Court of Justice.

Tax Consolidation Exit Agreement	has the meaning ascribed to it in Article 8.5.2.

Tax Group	has the meaning ascribed to it in Article 8.5.1.

Tax Liability Cap	has the meaning ascribed to it in Article 12.6.2.

Tax Return	means any return, declaration, report notice, claim for refund, information or statement relating to Tax, including any election, declaration, disclosure, schedule, supplement, or attachment thereto, including any amendment thereof. This term shall also include any reporting or information disclosure obligations to a Tax Authority, including but not limited to those imposed under the IFU, or DAS2 regimes.

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Tax Fundamental Warranties	means the warranties set forth under Schedule 11.4.

Third Transaction	has the meaning ascribed to it in Recitals (F).

Third Party	means any Person other than the Parties and their Affiliates.

Third Party Claim	has the meaning ascribed to it in Article 12.8.

Transaction	has the meaning ascribed to it in Recitals (F).

URD	means the document d’enregistrement universel of Electricité de France S.A., as filed with the AMF pursuant to Regulation (EU) 2017/1129 and applicable AMF rules, and made publicly available on the AMF’s website (www.amf-france.org) and/or on the website of Electricité de France S.A. (www.edf.fr), together with any supplement, annex, update or amendment thereto filed and made publicly available prior to the date of this Agreement.

W&I Disclosure Bring Down	means the letter dated as the Closing Date to be given by the Company and the Sellers and stating in reasonable details the events which result or may result in any of the Business Warranties or the Tax Fundamental Warranties to be untrue, inaccurate or incomplete at the Closing Date, accompanied by any documents referred to within the specific disclosures in such letter, prepared in accordance with the form of closing disclosure letter attached to the W&I Insurance Policy.

W&I Insurance Policy	means the insurance policy as defined in Article 8.9.1, as amended, supplemented or improved as set forth in Article 8.9.1 as the case may be.

Warranties	means the Fundamental Warranties, the Business Warranties and the Tax Fundamental Warranties.

1.2.	Principles of Interpretation

In this Agreement, the following rules of interpretation shall apply unless the context shall require otherwise:

1.2.1.	All references herein to Articles and Schedules shall be deemed references to articles of and schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Articles and Schedules are inserted for convenience only, and shall have no legal effect.

1.2.2.	The Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include such items.

1.2.3.	Any term used in the Schedules but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement, if any.

1.2.4.	The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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1.2.5.	The provisions of articles 640 to 642 of the French Civil Procedure Code shall be applied to calculate any period of time for the purposes of this Agreement, provided that the references in article 642 of the French Civil Procedure Code to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

1.2.6.	Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

1.2.7.	Whenever used in this Agreement:

(a)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)	the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or sub article in which the reference appears;

(c)	a reference to a specific time of day shall be to local time in Paris, France;

(d)	a reference to any Party to this Agreement or any other agreement or document includes such Party’s successors and permitted assigns;

(e)	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time in agreement between the Parties, except to the extent prohibited by this Agreement or the Shareholders’ Agreement;

(f)	a reference to any legislation or to any provision of any legislation includes any modification or re-enactment for such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation;

(g)	a provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party’s benefit;

(h)	a reference to the excess of any amount over a second amount shall imply that whenever such excess is negative (i.e. the second amount is greater than such amount), the excess shall be deemed to be equal to zero; and

(i)	except when used with the word “either”, the word “or” shall have a disjunctive and not an alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

Article 2 PRIMARY TRANSACTION

2.1.	Upon the terms and subject to the conditions set forth in this Agreement, the Parties irrevocably agree that on the Closing Date, the Company shall issue to the Investor 4,086,709 ordinary shares of the Company for a subscription price of twenty-eight point fourteen euros (€28.14) per share (including premium), each in favor of the Investor (the “Subscribed Shares”), for a total subscription price of one hundred fourteen million nine hundred ninety-nine thousand nine hundred ninety-one point twenty-six euros (€114,999,991.26) (the “Subscription Price”) (the “Initial Share Capital Increase”).

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2.2.	The Investor shall subscribe on Closing Date to the Subscribed Shares and pay the related Subscription Price in cash, by wire transfer to a dedicated bank account of the Company.

2.3.	Subject to mutual agreement between the Parties (discussions with respect to which, the Investor, the Sellers and the Company agree to entertain in good faith), the Investor may elect to contribute, in whole or in part, certain assets to be identified and mutually agreed upon by the Parties (the “Contributed Assets”) as partial consideration for its subscription for the purpose of the Initial Share Capital Increase, in lieu of an equivalent portion of the cash Subscription Price, provided that all required corporate formalities, regulatory approvals, and asset valuations are duly completed in accordance with applicable Law.

In such event, the cash component of the Subscription Price shall be reduced by the amount corresponding to the agreed value of the Contributed Assets, as determined by the Parties.

2.4.	The Sellers shall, in the context of the Primary Transaction, vote in favor of, and otherwise take such actions necessary to facilitate, the Initial Share Capital Increase. Each Seller hereby waives any anti-dilution, pre-emption rights or other restrictions or rights applicable to the Initial Share Capital Increase under any constitutional documents of the Company, including (but not limited to) the 2023 SHA which will be terminated, in any case, at Closing.

2.5.	Subject Article 2.3, the issuance of the Subscribed Shares to the benefit of the Investor as well as the payment of the Subscription Price to the Company shall occur on the Closing Date, by wire transfer of immediately available funds to the Company’s bank account which details shall be communicated by the Company to the Investor at least three (3) Business Days before the Closing Date, subject to the satisfaction by the Sellers, the Company and the Investor of their respective obligations under Articles 9.2.1, 9.2.2 and 9.2.3.

Article 3 SECONDARY TRANSACTION

3.1.	Upon the terms and subject to the conditions set forth in this Agreement, the Investor hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Investor, on the Closing Date, the Sold Shares free and clear of any Encumbrances and with all rights (including the rights to all dividends declared and paid on or after the Closing Date), titles or interests attached or accruing to them at Closing, for an aggregate consideration equal to thirty-two million nine hundred sixty-one thousand one hundred forty-one point seventy-eight euros (€32,961,141.78) (the “Purchase Price”). The Purchase Price corresponds to a price per Sold Share equal to twenty-eight point fourteen euros (€28.14), allocated as follows:

(a)	EDF: twenty-nine million nine hundred ninety-nine thousand nine hundred ninety-seven point seventy-two euros (€29,999,997.72);

(b)	Mr. Fatih Balyeli: one million six hundred eighty-seven thousand eight hundred sixty-five point thirty-four euros (€1,687,865.34); and

(c)	Mr. Laurent Bernou-Mazars: one million two hundred seventy-three thousand two hundred seventy-eight point seventy-two euros (€ 1,273,278.72)

The Investor and the Sellers agree that the Purchase Price shall be payable as follows: (i) an amount of €22,961,141.78 payable by the Investor to the Sellers on Closing Date (“Closing Purchase Price”), and (ii) an amount equal to the Escrow Amount (ie for the record € 10,000,000) payable by the Investor to the Sellers subject to, and as per the provisions of Article 8.12.

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3.2.	The transfer of the full ownership (pleine propriété) thereto of the Sold Shares to the Investor as well as the payment of the Closing Purchase Price to the Sellers shall occur on the Closing Date, by wire transfer of immediately available funds to each Seller’s respective bank account, subject to the satisfaction by the Sellers and the Investor of their respective obligations under Articles 9.2.1 and 9.2.2.

3.3.	The allocation of the Closing Purchase Price between the Sellers shall be as follows:

(a)	EDF: €20,898,371.96 shall be paid to EDF on Closing Date;

(b)	Mr. Fatih Balyeli: €1,175,788.01 shall be paid to Mr. Fatih Balyeli on Closing Date; and

(c)	Mr. Laurent Bernou-Mazars: €886,981.81 shall be paid to Mr. Laurent Bernou-Mazars on Closing Date.

3.4.	The Escrow Amount shall be paid by the Investor to the Escrow Agent, on Closing Date, by wire transfer of immediately available funds, it being noted that the Escrow Amount represents portions of the Purchase Price allocated as follows between the Sellers (in due proportion to the Sold Shares):

(a)	EDF: €9,101,625.76;

(b)	Mr. Fatih Balyeli: €512,077.33; and

(c)	Mr. Laurent Bernou-Mazars: €386,296.91,

such Escrow Amount shall be released as per the provisions of Article 8.12.

3.5.	Each Seller hereby waives any pre-emption rights or other transfer restrictions applicable to the Sold Shares under any constitutional documents of the Company, including (but not limited to) the 2023 SHA.

3.6.	The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever subject to Article 6 and Article 8.12.

3.7.	No later than ten (10) Business Days prior to the Closing Date, the Sellers shall deliver to the Investor a written statement (the “Pre-Closing Notice”), setting out:

(i)	the amount of any identified Leakage (to be set-off against the concerned Seller’s portion of the Purchase Price, or if no Leakage Party is identified or identifiable, against all of the Sellers pro rata to the portion of the Purchase price to be perceived by each Seller) (the “Notified Leakage Amount”); and

(ii)	the relevant portion of the Closing Purchase Price to be paid to each Seller, determined in accordance with paragraph (i) above together with the bank accounts details of each Seller to which payment of the pro rata portion of the Closing Purchase Price shall be made in accordance with Article 3.3.

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Article 4 THIRD TRANSACTION

4.1.	Subject (i) to the completion of the Primary Transaction and the Secondary Transaction, and (ii) the fulfilment of all terms and conditions set forth in Schedule 4.1, formally acknowledged by the Board of Directors of the Company within five (5) Business Days following the availability of the audited annual accounts of the Company for the financial year ending on 31 December 2026, between 31 March 2027 and 30 September 2027, the Investor shall subscribe to 3,909,026 ordinary shares of the Company for a subscription price of twenty-eight point fourteen euros (€28.14) per share (including premium), which shall be fully subscribed and fully paid up in cash for a total subscription price of one hundred forty-nine million nine hundred ninety-nine thousand nine hundred ninety-one point twenty-six euros (€109,999,991.64) (the “Second Share Capital Increase”), provided that the amount of the aggregate subscription price shall be reduced on a Euro for Euro basis by the amount of any non-dilutive equity injections that have been (i) approved by the Company’s board of directors following the Closing Date, and (ii) subscribed by the relevant Person and issued by the Company.

4.2.	The Parties expressly acknowledge and agree that, in the event the terms and conditions set forth in Schedule 4.1 are not fulfilled, the Investor shall have no obligation whatsoever to invest in, subscribe for, or contribute to the Second Share Capital Increase.

4.3.	The Second Share Capital Increase shall be subscribed and paid up in cash, by wire transfer to a dedicated bank account of the Company, on the date on which the Second Share Capital Increase is voted by the shareholders of the Company.

4.4.	The Sellers shall, in the context of the Third Transaction vote in favor of, and otherwise take such actions necessary to facilitate, the Second Share Capital Increase. Each Seller shall waive, and any anti-dilution, pre-emption rights or other restrictions or rights applicable to the Second Share Capital Increase.

Article 5 CAPITAlIZATION TABLE

5.1.	The resulting ownership chart of the Company once the Primary Transaction and the Secondary Transaction are completed is set out in Part I of Schedule 5 hereto.

5.2.	The resulting ownership chart of the Company in the event the Third Transaction is completed is set out in Part II of Schedule 5 hereto.

Article 6 LOCKED BOX

6.1.	The Sellers (each acting within the limit of its respective powers and capacity) and the Company undertake that, and shall procure that, from 1 January 2025 (included) up to the Closing Date (included), no Leakage Party has or shall receive or benefit from any Leakage, or enter into any transaction in respect of a Leakage, other than a Permitted Leakage. For clarity, after the Closing, the Company shall have no further responsibility or liability for any Leakage, for which the Sellers shall be solely responsible and liable, without any right of contribution or recourse as regards the Company.

6.2.	Subject to (i) Article 6.4 below and (ii) Closing having occurred, in the event of a breach by a Seller or any of its related Leakage Parties of the provisions set forth in Article 6.1 or more generally in connection with the occurrence of any Leakage, the concerned Seller or, if no Seller is identified or identifiable, all of the Sellers pro rata to the portion of the Purchase price to be perceived by each Seller, shall repay to the Company, or shall cause its related Leakage Party to repay to the Company, the amount of any Leakage, other than any Notified Leakage Amount, on a Euro for Euro basis, grossed up by the amount of any Tax due, if any, by the Company in connection with such repayment.

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6.3.	For the avoidance of doubt, a Leakage may not be repaid more than once to the Company, grossed up by the amount of any Tax due, if any, by the Company in connection with such repayment.

6.4.	The Sellers (each acting within the limit of its respective powers and capacity) shall have no repayment liability under Article 6.2 unless a claim has been notified by the Investor to the concerned Sellers and the Company in writing on or before the date which is twelve (12) months from the Closing Date (the “Leakage Claim Date”).

6.5.	Other than any Notified Leakage Amount, any payment to be made by the Sellers in accordance with Article 6.2 shall, subject to the Sellers not issuing a Leakage Dispute Notice in accordance with the remaining provisions of this Article 6.5, occur within thirty (30) Business Days as from the date of the Investor’s claim in relation to a Leakage is notified to the Sellers and to the Company in accordance with Article 6.4 (a “Leakage Claim”). If the concerned Seller (i) notifies to the Investor its disagreement within the aforementioned Leakage Claim within the period of thirty (30) Business Days from the date of such Leakage Claim (a “Leakage Dispute Notice”) or (ii) fail(s) to proceed with such repayment within the aforementioned thirty (30) Business Days (the expiry of such time period qualifying as a Leakage Dispute Notice), the Investor and the Sellers shall discuss in good faith for the purpose of resolving the disputed Leakage Claim. Failure for the Investor and the Sellers to reach an agreement within twenty (20) Business Days as from the Leakage Dispute Notice, the dispute shall be resolved in accordance with Article 20. In case of a Leakage Dispute Notice, the repayment of the Leakage (if agreed as settled in writing) shall occur within thirty (30) Business Days as from the date of any written agreement between the Sellers and the Investor regarding the disputed Leakage Claim or a final, enforceable and non-appealable order of any court decision rendered pursuant to Article 20.

6.6.	The Sellers and the Company undertake to inform the Investor as soon as reasonably practicable upon becoming aware of any event, payment or transaction which constitutes a Leakage prior to the expiry of the Leakage Claim Date.

6.7.	For the purposes of this Agreement, where any Leakage comprises the waiver, surrender, cancellation or transfer of any claim, right or benefit that does not relate to a specified or ascertainable monetary amount or the transfer of any non-cash asset, a reference to the “amount” of that Leakage is to the value of that claim, right, benefit or asset.

6.8.	Notwithstanding anything to the contrary herein, this Article 6 is the exclusive remedy for any Leakage, to the specific exclusion of the limitations set forth in Article 12.

Article 7 CONDITIONS

7.1.	Condition precedent

The obligations of (i) the Investor to subscribe to the Initial Share Capital Increase and to pay the Subscription Price and (ii) the Investor and the Sellers to purchase or sell (as applicable) the Sold Shares on the Closing Date are subject to the satisfaction of the following conditions (the “Condition Precedent”): the Foreign Investment Control Clearance by each Foreign Investment Control Authority shall have been obtained (the “FDI Condition”).

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The Condition Precedent is stipulated for the benefit of the Investor and the Sellers. The Investor and the Sellers may jointly waive the Condition Precedent in whole or in part by unanimous written consent, to the extent permitted by Law.

7.2.	FDI Condition

7.2.1.	The Investor shall use its reasonable commercial endeavors (excluding for clarity any obligation de résultat) to procure that the FDI Condition is satisfied as soon as reasonably practicable after the date of this Agreement. For clarity, nothing in this Article 7.2 shall require any Party or their Affiliates to (A) divest, dispose of, or hold separate (i) any of their existing businesses or assets; (ii) any of the existing businesses or assets of the Company or its Subsidiary; or (B) offer or accept any condition or commitment by or on behalf of any member of its group (including the Company).

7.2.2.	The Investor shall:

(i)	at its own expense, promptly make all necessary contacts and required notifications (or pre-notifications where relevant), filings and submissions to the Foreign Investment Control Authority after the date of this Agreement, and in any event no later than twenty (20) Business Days from the date hereof with a view to obtaining the FDI Clearance as soon as practicable after the date hereof;

(ii)	keep the Sellers informed of the progress towards satisfaction of the FDI Condition;

(iii)	give notice to the Sellers upon becoming aware of any event, fact or circumstance that could result in the FDI Condition being delayed, denied or of a phase II (or similar) examination being initiated by the Foreign Investment Control Authority;

(iv)	notify the Sellers in writing promptly after (and in any event no later than five (5) Business Days after) it becomes aware that the FDI Condition has been satisfied (or has become incapable of satisfaction).

7.2.3.	The Sellers and the Company shall, cooperate fully in connection with the satisfaction of the FDI Condition, including providing as soon as reasonably practicable following a request from the Investor, all necessary information (including any information held by any of its Affiliates) necessary to make any notification or filing or as requested by the Foreign Investment Control Authority and any other relevant Governmental Authorities, including, where appropriate, the sharing of information to their respective counsel on a counsel-counsel basis or via other clean-team arrangements.

7.2.4.	The Sellers and the Company shall promptly respond to any requests from any Authority or Foreign Investment Control Authority, cooperate in good faith with any Authority and Foreign Investment Control Authority in connection with the FDI Condition and shall keep the Investor reasonably informed of the status thereof as well as any material communication received from any Authority or Foreign Investment Control Authority in connection with the FDI Condition. For the purpose of this Article 7.2.4, the Parties however undertake to (i) refrain from sharing, discussing, reporting, or otherwise employing in the context of the satisfaction of the FDI Condition, any information which may be deemed to constitute a competitively sensitive information by any competition Authority, and (ii) implement any measure that may be required in this respect (such as a “clean team” or a “Chinese wall”). The Parties shall confirm with their respective in-house legal teams that the information is suitable to be shared in accordance with Laws (including competition laws).

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7.3.	Termination

7.3.1.	This Agreement may be terminated prior to the Closing as follows:

(i)	by mutual written consent of the Sellers and the Investor;

(ii)	by any of the Sellers or the Investor, if any order of any Governmental Authority or Law enacted, entered or promulgated permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction shall have become final and non-appealable; provided, that the Party seeking to terminate under this Article 7.3.1(ii) shall have used reasonable best efforts to remove such order or Law; provided, further, that this Article 7.3.1(ii) shall not be available to a Party whose, or whose Affiliate’s material breach has been the primary cause of or has resulted in the imposition of such order or Law;

(iii)	by the Sellers, if there shall be a breach by Investor of any representation or warranty or any covenant or agreement contained in this Agreement, which breach (A) would result in a failure of the condition set forth in Article 7.1 cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 Business Days’ notice thereof from the Sellers to Investor;

(iv)	by the Investor, if there shall be a breach by the Sellers or the Company of any representation or warranty or any covenant or agreement contained in this Agreement, which breach (A) would result in a failure of the condition set forth in Article 7.1 cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 Business Days’ notice thereof from the Investor to the Sellers; or

7.3.2.	by any of the Sellers or the Investor if the Condition Precedent is not fulfilled by 31 January 2026 (the “Long Stop Date”). The termination of this Agreement shall be effectuated by the delivery by the Party terminating this Agreement to each other Parties of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Article 7.3.3.

7.3.3.	If this Agreement is terminated in accordance with Article 7.3.2 hereof and the Transaction is not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for Articles 8.6.5, 17 and 19 which provisions shall survive such termination. Notwithstanding the foregoing, nothing in this Article 7.3.3 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to the time of termination.

Article 8 PRE-CLOSING COVENANTS

8.1.	Management up to the Closing Date

8.1.1.	Without prejudice to the provisions set forth in Article 8, the Sellers (each acting within the limit of its respective powers and capacity and without solidarity (sans solidarité) between them) shall (with respect to the Company and the Subsidiary) cause the Company to, and the Company shall, do all acts required by (and to refrain from doing acts prohibited by), and sign, execute and deliver all documents necessary to consummate the Transaction and (iii) cause the Company and the Subsidiary not to, and the Company shall not, and shall cause the Subsidiary not to, take any action or omit to take any action inconsistent with, or which could frustrate, or which could be reasonably expected to prevent, impair, materially delay, disrupt, prejudice or otherwise impact, the implementation or likely success of the Transaction.

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8.1.2.	During the period from the date hereof to the Closing Date, the Sellers (each acting within the limit of its respective powers and capacity) shall cause the Company and its Subsidiary to, and the Company shall, and shall cause the Subsidiary to, operate and conduct its activities in the normal course of business, in accordance with past practices and in consideration of its corporate interest from the date hereof and until the Closing Date.

8.1.3.	In particular, and without prejudice to the foregoing, and unless the Investor gives its prior written consent (including via email), which shall not be unreasonably withheld, subject to applicable Law, the Company and its Subsidiary shall refrain from taking any of the decisions or engaging in any of the transactions or acts or omissions set forth in Schedule 8.1.3.

The Sellers shall notify the Investor in writing of any proposed action requiring such consent. If the Investor does not respond within ten (10) Business Days following receipt of such notice, the Investor shall be deemed to have given its consent to the proposed action.

Without prejudice to the foregoing, in case of an Emergency Situation, answers from the Investor shall be given within three (3) Business Days after the date of the Sellers’ notice. Failing such answer, the Investor shall be deemed to have given its consent with respect to such matter.

8.1.4.	Each Seller further undertakes, during the period from the date hereof to the Closing Date, not to subscribe to a share capital increase (or any similar transaction) of the Company or the Subsidiary without the consent of the Investor.

8.2.	Access

Between the date hereof and the Closing Date, subject to applicable Law, upon reasonable advance note, the Company and the Subsidiary shall (i) provide the Investor and its respective Representatives with reasonable access during normal business hours to meet and discuss with their personnel and provide such information to Investor and its respective Representatives as may be reasonably requested, in each case for reasonable business purposes related to the Closing or the consummation of the transactions contemplated by this Agreement, and (ii) cooperate with Investor and its respective Representatives in connection with the foregoing (including by meeting with them as Investor may reasonable request); provided that any such access and review shall be granted and conducted in such manner as not to (i) interfere unreasonably with the conduct of the business of the Company and the Subsidiary nor (ii) constitute a breach of any competition Law.

8.3.	Intra-Group Agreements

8.3.1.	The Majority Seller undertakes for itself and for its Affiliates to terminate or cause the termination on Closing Date (subject to Closing) of any and all Intra-Group Agreements listed in Schedule 8.3 (a) entered into between the Company (or the Subsidiary) and the Majority Seller (or its Affiliates) (the “Intra-Group Agreements”), save for (i) those provided for under this Agreement, and (ii) the agreements listed in Schedule 8.3 (b), provided that, for the avoidance of doubt, such termination shall be at no cost and expense for the Company and its Subsidiary, save for all amounts strictly owed, outstanding or due in the ordinary course of business under such Intra-Group Agreements to the Company or its Subsidiary or the relevant members of the Majority Seller group, as the case may be, for the period up to, and including the Closing Date, which amounts shall be settled in the ordinary course of business and in any event within thirty (30) calendar days after the Closing Date.

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8.3.2.	The Parties acknowledge and agree that the list of Intra-Group Agreements set forth in Schedule 8.3 (a) and Schedule 8.3 (b) may, if necessary, be updated or supplemented between the date hereof and the Closing Date following good-faith discussions between the Parties, it being understood that any such additional Intra-Group Agreements shall be subject to the same termination undertakings as provided for in Article 8.3.1.

8.4.	Intercompany accounts

8.4.1.	Ten (10) Business Days after the Closing Date, the Company shall settle and pay all intercompany accounts (except (i) the commercial trade receivables and payables in the ordinary course of business) between any member of the Majority Seller’s Group and the Company or its Subsidiary without termination costs or fees for the Company and its Subsidiary payable to any member of the Majority Seller’s Group. The intercompany accounts shall include any amounts due in principal and accrued interests, as the case may be.

8.4.2.	For clarity, this provision shall not apply to intercompany accounts among the Company and its Subsidiary.

8.4.3.	No later than ten (10) Business Days following the Closing Date, (i) the Majority Seller shall cause EDF SA to repay to the Company or its Subsidiary all outstanding and unpaid amounts due by EDF SA to the Company or its Subsidiary under the Cash Pooling Agreement and (ii) the Company or its Subsidiary shall repay all outstanding and unpaid amounts due to EDF SA by the Company or its Subsidiary under the Cash Pooling Agreement.

8.5.	Exit of the EDF group - Tax consolidation - Insurance

8.5.1.	The Company is, since 1 January 2019, member of a French tax consolidated group formed in accordance with article 223 A of the French Tax Code (the “Tax Group”). The parent company of the Tax Group is EDF SA, as the parent company of the Majority Seller. As a result of the Transaction, the Company will leave the Tax Group with effect on the first day of the financial year during which the Transaction occurs.

8.5.2.	To that end, the Company and EDF SA shall sign on Closing Date the tax consolidation exit agreement (the “Tax Consolidation Exit Agreement”) attached as Schedule 8.5.2.

8.5.3.	The Investor and the Company (i) acknowledge that upon Closing, all insurances of the EDF group from which the Group Companies currently benefit shall immediately terminate and (ii) undertake to take all required action and to subscribe all equivalent insurance policies to ensure a proper insurance coverage of the Group Companies as from Closing Date.

8.6.	Shareholder’s Agreement

8.6.1.	Between the date hereof and the Closing Date, the Investor and the Sellers shall work together in good faith to agree as soon as reasonably possible (and no later than three (3) months following the date hereof) on the terms of, a long-form shareholders’ agreement that shall be in all respects conform to the term sheet (the “Term Sheet”) attached hereto as Schedule 8.6 (the “Shareholders’ Agreement”). The Investor, the Sellers and the Company agree that, on the Closing Date, they shall enter into and execute the Shareholders’ Agreement in the agreed form.

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8.6.2.	If the Investor and the Sellers fail to reach an agreement on the Shareholders’ Agreement within the period stated in Article 8.6.1, they shall attempt in good faith to resolve such disagreement through face-to-face meetings or telephone conference calls within twenty (20) Business Days from the expiry of the period stated in Article 8.6.1.

8.6.3.	If the disagreement is resolved in accordance with Article 8.6.2, the Investor, the Sellers and the Company shall enter into the Shareholders’ Agreement on the Closing Date.

8.6.4.	If the Investor and the Sellers fail to resolve their disagreement within the period stated in Article 8.6.2, the Term Sheet shall automatically be deemed to constitute the definitive, binding and enforceable Shareholders’ Agreement between the Parties as from the Closing Date, without the need for any further action, and the Parties shall be deemed to have agreed to be bound by its terms accordingly.

8.6.5.	In addition, the Parties undertake to procure that, on the Closing Date, the articles of association (statuts) of the Company shall be amended so as to reflect the provisions of such Shareholders’ Agreement relating to governance and the Investor’s pre-emption right.

8.7.	Transitional Services Agreement

8.7.1.	Between the date hereof and the Closing Date, the Parties shall work together in good faith to agree as soon as reasonably possible (and no later than three (3) months following the date hereof), on the terms of, a long-form transitional services agreement that shall be in all respects conform to the term sheet (the “TSA Term Sheet”) attached hereto as Schedule 8.7 (the “TSA”). The Investor, the Company and the Majority Seller agree that, on the Closing Date, the Company and EDF SA shall enter into and execute the TSA in the agreed form. The Majority Seller undertakes to cause EDF SA to enter into the TSA in compliance with the foregoing sentence.

8.7.2.	If the Investor and the Majority Seller fail to reach an agreement on the TSA within the period stated in Article 8.7.1, they shall attempt in good faith to resolve such disagreement through face-to-face meetings or telephone conference calls within twenty (20) Business Days from the expiry of the period stated in Article 8.7.1.

8.7.3.	If the disagreement is resolved in accordance with Article 8.7.2, the Investor, the Company and EDF SA shall enter into the TSA on the Closing Date.

8.7.4.	If the Investor and the Majority Seller fail to resolve their disagreement within the period stated in Article 8.7.2, the TSA Term Sheet shall automatically be deemed to constitute the definitive, binding and enforceable TSA between the Company and the Majority Seller as from the Closing Date, without the need for any further action, and the relevant Parties shall be deemed to have agreed to be bound by its terms accordingly.

8.7.5.	The Majority Seller shall procure that its Affiliates will comply with the TSA to be entered into pursuant to the present Article 8.7.

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8.8.	No Solicitation

As from the date of this Agreement and until the earlier of (i) the termination of this Agreement pursuant to Article 7.3 or (ii) the occurrence of the Closing, the Sellers and the Company, shall not, and shall cause each of their respective owners, directors, managers, officers, employees, representatives or agents not to, directly or indirectly, solicit, knowingly encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person, other than the Investor and its Affiliates, relating to the possible acquisition of equity or other ownership interests in the Company or the Subsidiary or a material portion of the assets of any member of the Company or the Subsidiary.

8.9.	W&I Insurance Policy

8.9.1.	The Investor undertakes, after the execution of this Agreement and before the Due Diligence Long Stop Date, to make its reasonable commercial efforts in order to negotiate the terms of a warranty and indemnity insurance policy (the “W&I Insurance Policy”) and to obtain, with respect to the Tax Fundamental Warranties, commercially reasonable insurance coverage as per customary market practice and insurance market interest and availability in insuring the Transaction at this time. The Investor has communicated to the Sellers the exclusions provided for in the draft W&I Insurance Policy prior to the signature of such W&I Insurance Policy. In the event where the draft or signed W&I Insurance Policy would provide for exclusions in connection with insurance coverage of the Tax Fundamental Warranties (i.e. the draft W&I Insurance Policy does not cover all the Tax Fundamental Warranties listed in Schedule 11.4), the Sellers and the Investor undertake to discuss in good faith and to explore coverage alternatives that may be reasonably available. For clarity, any decision to proceed with alternative solutions to ensure appropriate coverage of the Tax Fundamental Warranties shall remain at the Investor’s sole discretion.

It is acknowledged that the W&I Insurance Policy may be amended, supplemented (but only if such amendment or supplement extend the coverage under the policy) or improved after its initial execution, to enhance the scope or terms of coverage, in accordance with market practice and availability.

8.9.2.	The Investor shall deliver to the Sellers and the Company a copy of the W&I Insurance Policy promptly after its signature and after its amendment or supplement if any. Between the date hereof and 15 September 2025 (the “Due Diligence Long Stop Date”), the Company and the Sellers shall promptly provide to the Investor and its advisors, in a complete manner, all documents, data, records and information that the Investor and its advisors may reasonably request for the purposes of completing or revising the Due Diligence in the context of underwriting the W&I Insurance Policy (including notably for the principal purpose of causing the insurer(s) or underwriter(s) to agree to delete any exclusions provided in the initial W&I Insurance Policy or any draft of the W&I Insurance Policy).

8.9.3.	Notwithstanding anything to the contrary herein, if, by the Due Diligence Long Stop Date, any of the requested documents or information clearly identified by the Investor or its advisors has not been provided to the Investor or its advisors in a complete manner (except where (i) such documents or information do not exist or are not in the possession or control of the Company, a Seller or any of their Affiliates, or (ii) such documents or information have not been requested at least three (3) Business Days prior to the Due Diligence Long Stop Date) and, as a causal result (in the reasonable opinion of the insurance broker (or, if the insurance broker refuses or is incapable of providing such an opinion, as determined pursuant to Article 20)) of the absence of such documents or information (and the lack of due diligence analysis resulting therefrom), then to the extent an exclusion is not wholly or partially deleted from the W&I Insurance Policy in the amendment thereto to be negotiated by the Investor (such exclusion, to the extent it would otherwise have been so wholly or partially deleted, the “Guaranteed Exclusion”), then the Sellers, each acting for itself and not jointly (non conjointement et non solidairement), shall indemnify and hold harmless the Investor for any Loss effectively suffered by the Investor or the Company as a result of any inaccuracy or breach of the relevant Business Warranty relating to such Guaranteed Exclusion, provided that such obligation to indemnify and hold harmless the Investor shall only be to the extent of such Guaranteed Exclusion. No Guaranteed Exclusion may result from the Disclosed Information or from the W&I Disclosure Bring Down. Notwithstanding anything to the contrary herein, the provisions of Article 12 shall apply to the indemnification and hold harmless obligation provided in this subsection 8.9.3, except for Article 12.6.3. In this context, the Sellers’ liability under this subsection 8.9.3 with respect to Guaranteed Exclusions shall in no event exceed one (1) million Euros in aggregate. This aggregate cap shall be apportioned among the Sellers pro rata to the portion of the Secondary Transaction proceeds to be received by each of them, it being specified that no Seller shall be liable for more than its respective portion of such cap as so determined.

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8.9.4.	During the seven (7) calendar days prior to the Due Diligence Long Stop Date, the Parties shall engage in good faith discussions in order to seek to resolve any disputes regarding any requested documents or information that has not been provided to the Investor or its advisors.

8.9.5.	The total amount incurred by the Investor in connection with the subscription of the W&I Insurance Policy (including any broker or underwriting costs or fees and any premium payable under the W&I Insurance Policy, as well as any VAT, insurance premium tax or equivalent Tax payable thereon) shall exclusively be borne by the Majority Seller up to a maximum amount of € 250,000.

8.10.	Change of control consents

The Company shall make its best efforts to obtain from the relevant third parties, as soon as reasonably practicable following signing of this Agreement and in any event before Closing, written waivers for change of control termination provisions contained in any material contracts of the Company or its Subsidiary (including Material Contracts, the lease agreement entered into by the Subsidiary with Humano District Development and otherwise by reference to materiality when considered in the context of the Group Companies) which would be triggered by the Transaction. The Sellers and the Company shall keep the Investor informed of the progress of such process following a request by the Investor for an update on progress (provided such requests are submitted on a reasonable basis).

8.11.	GDPR compliance program

The Company shall, and shall procure that the Subsidiary shall, continue in the ordinary course of business to implement the steps taken to ensure compliance with Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation, or GDPR).

8.12.	Escrow Agreement

8.12.1.	The Sellers and the Investor undertake to negotiate in good faith as soon as reasonably practicable following the date hereof the terms of an escrow agreement (the “Escrow Agreement”) with a reputable escrow agent (the “Escrow Agent”) (which shall be selected by mutual agreement between the Investor and the Majority Seller and whose name shall be notified to the Managers as soon as reasonably practicable), and to execute such Escrow Agreement no later than the Closing Date. The Escrow Agreement shall be consistent with the terms of this Agreement. The fees of the Escrow Agent shall be borne by the Investor.

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8.12.2.	At the end of the Escrow Period, the Investor and the Sellers shall jointly instruct the Escrow Agent to release the Escrow Amount deposited in the escrow account (the “Escrow Account”), in accordance with the provisions of Articles 8.12.3 and 8.12.4 below and the Escrow Agreement.

8.12.3.	At the end of the Escrow Period, the Escrow Agent shall release to each Seller, pro rata to the number of the Sold Shares sold by each of them, upon joint written instructions from the Investor and the Majority Seller, an amount equal to the aggregate amount of the revenues (chiffre d’affaires) invoiced by the Group Companies during the 2026 financial year (the “FY 2026”), as recognized in each Group Company’s audited financial statements for the FY 2026, on a euro-for-euro basis and up to the maximum limit of the Escrow Amount.

No release shall be made unless and until each such audited financial statements have been made available to both the Investor and the Sellers. The amounts to be released shall be based exclusively on the revenue (chiffre d’affaires) line item set out in each such audited financial statements, and no other form of evidence or calculation method shall be used.

For the purpose of this Article 8.12.3, the Company shall provide to the Investor and to the Sellers a quarterly detailed reporting on the revenues (chiffre d’affaires) invoiced by the Group Companies.

8.12.4.	Any portion of the Escrow Amount not released to the Sellers as per Article 8.12.3, shall be released to the benefit of the Investor.

8.12.5.	In case of a dispute relating to the release of the Escrow Amount, the Escrow Agent shall retain the disputed amount in the Escrow Account until joint written instructions are received from the Investor and the Sellers or following a final, enforceable and binding decision rendered in accordance with Article 20.

8.12.6.	The Investor hereby undertakes, subject to applicable Law, as from the Closing Date, in its capacity as controlling shareholder of the Company, to refrain from taking any action that would contradict, limit or jeopardize the optimization of the revenues of the Group Companies generated and invoiced during FY 2026.

Furthermore, the Investor hereby undertakes in its capacity as controlling shareholder of the Company to take all actions within its capacity and powers (including under the Shareholders’ Agreement) to ensure that the audited financial statements of the Group Companies relating to FY 2026 are available no later than 31 March 2027.

8.13.	Cooperation

Without prejudice to the provisions set forth in Article 7, the Parties agree to cooperate to ensure the completion of all steps reasonably necessary in order for the Closing and the Third Transaction to take place in accordance with the terms of the Agreement.

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Article 9 CLOSING

9.1.	Closing Date

9.1.1.	Subject to the satisfaction or waiver of the Condition Precedent, the implementation of the Primary Transaction and the Secondary Transaction (the “Closing”) shall take place no later than five (5) Business Days after the date on which the last Condition Precedent has been satisfied or waived or is deemed to be satisfied (the “Closing Date”) by means of an electronic signature process implemented by a third party service provider, which guarantees the security and integrity of digital copies in accordance with article 1367 of the French Civil Code and the implementing decree n°2017-1416 of 28 September 2017 relating to electronic signatures, transposing Regulation (EU) n°910/2014 of the European Parliament and of the Council of 23 July 2014, or on such other date, time or at such other means as may be agreed in writing between the Parties.

9.2.	Actions to be taken by the Parties on the Closing Date

9.2.1.	On the Closing Date, the Company shall deliver to the Investor:

(a)	certified copies of the resolutions of the board of managers (comité de direction) of the Company approving the Transaction;

(b)	an executed certificate confirming that each of the Fundamental Warranties made by the Company is true and accurate as of the Closing Date;

(c)	a certified copy of the duly executed minutes of the shareholders’ meeting of the Company deciding notably the Initial Share Capital Increase and the comprehensive overhaul of the articles of association (statuts) reflecting the provisions of the Shareholders’ Agreement or the Term Sheet (as applicable) relating to governance;

(d)	a certified copy of the duly executed minutes of the decisions of the president of the Company taking notice of the completion of the Initial Share Capital Increase as the case may be;

(e)	duly executed Tax Consolidation Exit Agreement;

(f)	duly executed W&I Disclosure Bring Down;

(g)	duly executed copy of the TSA;

(h)	duly executed copy of the Shareholders’ Agreement;

(i)	a certified list setting forth the information enumerated in Schedule 9.2.1(i) with respect to each bank, brokerage, investment, or other financial account maintained by the Company or its Subsidiary as of the Closing Date;

(j)	a duly executed copy of the MARA Cash Pooling Agreement; and

(k)	five (5) copies of a USB key containing the Data Room.

9.2.2.	On the Closing Date, the Sellers (each acting within the limit of its respective powers and capacity and without solidarity (solidarité) between them) shall deliver to the Investor:

(a)	an executed certificate confirming that each of the Fundamental Warranties made by the Sellers is true and accurate as of the Closing Date;

(b)	duly executed securities transfer form (ordre de mouvement) evidencing the transfer of the Sold Shares to the Investor on the Closing Date;

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(c)	the share transfer registry (registre des mouvements de titres) and the shareholders’ individual accounts (comptes individuels d’associés) of the Company updated with the Initial Share Capital Increase and the transfer of the Sold Shares to the Investor.

(d)	duly executed tax transfer form (formulaire cerfa n°2759 DGI) in relation to the transfer of the Sold Shares to the Investor on the Closing Date;

(e)	duly executed Tax Consolidation Exit Agreement signed by EDF SA;

(f)	duly executed TSA signed by EDF SA;

(g)	duly executed resignation letters by the Persons listed in Schedule 9.2.2(g), with effect on the Closing Date;

(h)	any deed, act or formality as may be required under the 2023 SHA for its termination and a certificate duly executed by all the parties (including the Minority Shareholders) to the 2023 SHA whereby those parties (i) confirm that the 2023 SHA is terminated with effect as of the Closing Date and (ii) irrevocably waive any and all rights or recourse they may have under the 2023 SHA;

(i)	a duly executed copy of the Shareholders’ Agreement;

(j)	a copy of the Escrow Agreement executed by each Seller.

9.2.3.	On the Closing Date, the Investor shall:

(a)	deliver an executed certificate confirming that each of the Investor’s Warranties is true and accurate as of the Closing Date;

(b)	deliver one original copy of its subscription form (bulletin de souscription) in the context of the Initial Share Capital Increase and a SWIFT evidencing the wire transfer of funds;

(c)	irrevocably transfer in immediately available funds, for same day value, to each Seller’s account, their relevant portion of the Closing Purchase Price as set out in Article 3.3;

(d)	transfer to the Escrow Agent the Escrow Amount, by wire transfer to the Escrow Account, which shall be credited with value date on the Closing Date;

(e)	deliver to the Sellers relevant documentary evidence confirming that the FDI Condition have been satisfied;

(f)	a duly executed copy of the Shareholders’ Agreement;

(g)	a duly executed copy of the MARA Cash Pooling Agreement;

(h)	a copy of the Escrow Agreement executed by the Investor.

9.2.4.	Each of the Parties shall further execute all other documents and take all necessary measures which any of the Parties may reasonably require of the other Parties in order to implement the transactions contemplated in the Agreement.

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9.3.	Inter-conditionality

9.3.1.	The effectiveness of each of the Sellers’ Closing obligations is conditional upon the fulfilment of each of the Investor’s Closing obligations and vice versa.

9.3.2.	For clarity, (i) the Investor’s obligation to purchase the Sold Shares and the Sellers’ obligation the sell the Sold Shares are conditioned upon (A) the issuance by the Company to the Investor of all of the Subscribed Shares on the Closing Date and (B) the payment of the Subscription Price by the Investor on the Closing Date, and (ii) the Investor’s obligation to subscribe to the Subscribed Shares and the Company’s obligation to issue the Subscribed Shares are conditioned upon (A) the sale by the Sellers of the Sold Shares on the Closing Date and (B) the purchase by the Investor of the Sold Shares on the Closing Date.

9.3.3.	All matters of the Closing will be considered to take place simultaneously and no matter or action required to be completed at or in connection with the Closing will be deemed complete until all transactions and deliveries of documents required to be completed at or in connection with the Closing are completed.

Article 10 LONG TERM INCENTIVE PLAN

10.1.1.	With respect to the Allocation of Free Shares and the Additional Allocation, the Investor:

(i)	acknowledges the terms and conditions of the Allocation of Free Shares, as disclosed in the Data Room, and acknowledges that the Additional Allocation shall be governed by identical terms and conditions;

(ii)	acting in its capacity as majority shareholder of the Company upon completion of the Closing, undertakes, to the extent required by applicable Law, not to amend, revoke, or otherwise modify, directly or indirectly, the terms and conditions applicable to the Allocation of Free Shares and the Additional Allocation as adopted by the relevant corporate bodies of the Company before Closing.

10.1.2.	With respect to the Allocation of Free Shares and the Additional Allocation, the Investor (upon completion of the Closing) and the Sellers agree to use their reasonable commercial efforts to to procure that the Company shall take all necessary and lawful actions, to the extent legally and financially practicable, to provide that, as of the scheduled vesting dates of the ordinary shares resulting from the Allocation of Free Shares and the Additional Allocation (i.e., on 28 July 2026 and on the first anniversary of the Closing Date), the Company has sufficient distributable reserves, share premiums or profits to validly and effectively proceed with the issuance and full payment of such ordinary shares, in accordance with applicable Laws and regulations, to the Minority Shareholders in the proportions set forth under the terms of the Allocation of Free Shares and the Additional Allocation (provided that these are consistent with the terms and conditions set forth in Schedule (E)).

10.1.3.	Between the date hereof and the Closing Date (and no later than three (3) months following the date hereof), the Minority Shareholders and the Investor shall cooperate in good faith to negotiate and agree upon an incentive scheme for the benefit of the Minority Shareholders and the Company’s and its Subsidiary’s personnel, in accordance with the principles and terms set forth in Schedule 10 (the “Incentive Scheme”). The Investor and the Minority Shareholders shall use their best commercial efforts to implement the Incentive Scheme on the Closing Date.

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10.1.4.	If the Investor and the Minority Shareholders fail to reach an agreement on the Incentive Scheme within the period stated in Article 10.1.2, they shall attempt in good faith to resolve such disagreement through face-to-face meetings or telephone conference calls within twenty (20) Business Days from the expiry of the period stated in Article 10.1.2.

10.1.5.	If the disagreement is resolved in accordance with Article 10.1.3, the Investor and the Minority Shareholders shall implement the Incentive Scheme on the Closing Date.

10.1.6.	If the Investor and the Minority Shareholders fail to resolve their disagreement within the period stated in Article 10.1.3, the Incentive Scheme shall automatically be deemed to constitute the definitive, binding and enforceable Incentive Scheme, without the need for any further action, and the relevant Parties shall be deemed to have agreed to be bound by its terms accordingly.

Article 11 WARRANTIES

11.1.	Each of the Investor and the Investor’s Guarantor represents and warrants to the Sellers and to the Company that all the statements contained in Schedule 11.1 are true and correct as at the date of execution of this Agreement and will be true and correct on the Closing Date (the “Investor’s Warranties”).

11.2.	The Sellers and the Company represent and warrant to the Investor that all the statements contained in Schedule 11.2 are true and correct as at the date of execution of this Agreement and will be true and correct on the Closing Date (the “Fundamental Warranties”).

11.3.	The Company represents and warrants to the Investor that all the statements contained in Schedule 11.3 are true and correct as at the date of execution of this Agreement and will be true and correct on the Closing Date, unless stated otherwise (the “Business Warranties”).

11.4.	The Sellers and the Company represent and warrant to the Investor that all the statements contained in Schedule 11.4 are true and correct as at the date of execution of this Agreement and will be true and correct on the Closing Date, unless stated otherwise (the “Tax Fundamental Warranties”). For the avoidance of doubt, the liability of the Sellers and the Company in respect of this Article 11.4 shall not exceed the limits set forth in Article 12.6.4.

11.5.	The Company and the Sellers will notify the Investor, through the W&I Disclosure Bring Down, of any event occurring or matter arising after the date hereof and before the Closing Date, which results in any of the Business Warranties or Tax Fundamental Warranties to be untrue, inaccurate or incomplete as at the Closing Date.

11.6.	The Parties hereby agree that the Company and the Sellers (as applicable) shall further disclose any facts or events occurring between the date hereof and the Closing Date in respect of the Business Warranties or Tax Fundamental Warranties by updating the Disclosed Information no later than the Closing Date (the “Disclosure Update”) through the W&I Disclosure Bring Down. For clarity, the Company and the Sellers (as applicable) shall have no liability and the Investor shall not be entitled to make any Claim for a breach or inaccuracy of the Business Warranties or Tax Fundamental Warranties in relation with (i) facts, information, events or matters having occurred or arisen before the date hereof, to the extent the breach giving rise to such Claim is attributable to any facts, information, events or matters that is Fairly Disclosed in the Disclosed Information provided prior to the date hereof, or (ii) facts, information, events or matters occurring or arising after the date hereof, to the extent the breach giving rise to such Claim is attributable to any facts, information, events or matters that is Fairly Disclosed in the W&I Disclosure Bring Down.

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11.7.	For clarity, any reference in the W&I Disclosure Bring Down in respect of:

(i)	any fact, information, event or matter that occurred or arose prior to the date of this Agreement; or

(ii)	any antecedent breach of any Business Warranty or Tax Fundamental Warranty as at the date of this Agreement;

shall in each case be purely informational and not result in any exclusion of liability.

Article 12 INDEMNIFICATION

12.1.	Principle of indemnification

12.1.1.	Subject to the limitations set out in this Article 12, the Sellers and the Company hereby agree, each acting for itself and not jointly (non conjointement et non solidairement), to indemnify the Investor, for the amount of any Losses incurred or suffered by the Investor or the Company or its Affiliate arising out of an inaccuracy, incompleteness or a breach of the Fundamental Warranties. The indemnification shall only be borne by the relevant Seller or the Company responsible for such inaccuracy, incompleteness or a breach of the Fundamental Warranties.

12.1.2.	Subject to the limitations set out in this Article 12, the Company hereby agrees to indemnify the Investor, for the amount of any Losses incurred or suffered by the Investor or, where applicable, the Company and its Subsidiary, arising out of an inaccuracy, incompleteness or a breach of the Business Warranties.

12.1.3.	Subject to the limitations set out in this Article 12, the Company and the Sellers hereby agree, each acting for itself and not jointly (non conjointement et non solidairement), to indemnify the Investor, for the amount of any Losses incurred or suffered by the Investor or, where applicable, the Company and its Subsidiary, arising out of an inaccuracy, incompleteness or a breach of the Tax Fundamental Warranties.

12.1.4.	For the sake of clarity, any recourse by the Investor against any of the Sellers or the Company for any indemnification of a Loss in respect of an inaccuracy or a breach of a Fundamental Warranty, a Business Warranty or a Tax Fundamental Warranty shall be solely governed by this Article 12, and the provisions of this Article 12 shall constitute the sole and exclusive remedy and course of action of the Investor against the Sellers or the Company in respect thereof, except in case of fraud or wilful misrepresentation (dol) of the Sellers or the Company.

12.2.	Indemnification Amount

Each indemnification amount due to the Investor shall be calculated as follows:

(a)	with respect to a Loss directly suffered by the Investor, by applying the following calculation formula:

IA = L

(b)	with respect to a Loss suffered by the Company and its Subsidiary, by applying the following calculation formulation:

IA = (L x S)

(c)	where:

(i)	IA: means indemnification amount;

(ii)	L: means Loss; and

(iii)	S: means the percentage of shareholding held by the Investor in the Company’s share capital (through the holding of shares in the Company of any class whatsoever).

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12.3.	Calculation of Losses

12.3.1.	For the calculation of the amount of a Loss, the following will be deducted:

(a)	the amount of any advantage, benefit or saving actually obtained by the Investor or the Company and its Subsidiary that is directly attributable to the event, fact or circumstance that gave rise to such Loss (including any actual Tax benefit obtained by the Investor or the Company and its Subsidiary);

(b)	the amount of any compensation or payment actually paid by a Third Party (including an Authority) and received by the Investor or the Company and its Subsidiary in respect of the Losses suffered, net of Taxes and after deduction of reasonable and justified costs and expenses incurred by the Investor or the Company and its Subsidiary to recover such sums; and

(c)	the amount of any provision for risk and charges (provision pour risques et charges) relating to the concerned Loss which may have been included in the 2024 Audited Accounts.

12.3.2.	Any amount owed by the Sellers or the Company in respect of a Claim shall be grossed up by the Sellers or the Company in order to ensure that the indemnification received by the Investor from the Sellers or the Company (as regards Articles 12.1.1 and 12.1.3) or from the Company (as regards Article 12.1.2) after Tax equals the amount which the Investor would have received had the indemnification received not been so charged to Tax.

12.3.3.	The calculation of a Loss shall include all costs and fees incurred by the Investor or the Company and its Subsidiary in relation to the Loss.

12.3.4.	The same Loss may only be compensated once under this Agreement, notwithstanding the fact that the event giving rise to the indemnification may originate from inaccuracy of several Warranties. It is specified that the same amount referred to in subparagraphs 12.3.1(a) to 12.3.1(c) may only be deducted once for the same Loss, notwithstanding the fact that the event giving rise to the indemnification may originate from the inaccuracy of several Warranties.

12.4.	Investor’s claims - Terms and conditions

12.4.1.	Any claim by the Investor (i) against the Sellers or the Company for a breach or inaccuracy of a Fundamental Warranty or a Tax Fundamental Warranty or (ii) against the Company for a breach or inaccuracy of a Business Warranty (each a “Claim”) shall, to be validly made, be notified by the Investor to the relevant Seller(s) or to the Company (as applicable) (x) within fifteen (15) Business Days of receipt of the Third Party Claim, in the case of a Third Party Claim, or (y) within thirty (30) Business Days from the date on which the Investor became aware of the fact or event giving rise to the Claim, in all other cases (a “Claim Notice”).

12.4.2.	Any Claim Notice shall describe, to the extent that information is reasonably available to the Investor, in reasonable detail, the underlying facts, circumstances or events, the legal basis of the Claim, the evidence upon which the Investor relies and specify any provision of this Agreement which has been breached and the amount claimed by the Investor in respect of such Claim (which may be estimated) and a reasonably detailed calculation of the amount of Loss (which may be estimated) suffered by the Investor.

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12.4.3.	If the Investor does not send a Claim Notice within the period provided for in Article 12.4.1 (subject to the provisions of Article 12.5), the Investor shall nevertheless retain its right to Claim, but the Sellers’ and the Company’s liability may be reduced if the Sellers or the Company (as applicable) are able to prove that their liability has been increased as a result of the Investor’s failure to comply with its obligations under Articles 12.4.1 or 12.4.2.

12.4.4.	In the event that the relevant Seller(s) or the Company (as applicable) dispute the basis or amount of the Claim and no agreement is reached with the Investor, the dispute shall be resolved in accordance with the provisions of Article 20 of this Agreement.

12.5.	Claims deadline

No Claim will be accepted if the Investor has not sent a Claim Notice:

(a)	within thirty (30) days following the expiry of the applicable limitation period in respect of Fundamental Warranties;

(b)	within sixty (60) days following the expiry of the applicable limitation period in respect of Tax Fundamental Warranties; and

(c)	within eighteen (18) months of the Closing Date in the case of Business Warranties.

12.6.	Limitations

12.6.1.	The Company and the Sellers shall only be liable under this Article 12 for Losses the amount of which per Loss suffered by the Investor or the Company or its Subsidiary by reason of breaches or inaccuracies in the Business Warranties or the Tax Fundamental Warranties is equal to or greater than five thousand Euros (€5,000) (the “De Minimis”), it being specified that Losses arising from common, connected or similar origins the amount of which per Loss is less than the De Minimis amount, will be treated as a single Loss for the purpose of calculating whether the De Minimis threshold is met.

12.6.2.	The Company and the Sellers shall not be obliged to indemnify the Investor under this Article 12 if the aggregate amount of the Losses suffered by the Investor or the Company or its Subsidiary by reason of breaches or inaccuracies in the Business Warranties or the Tax Fundamental Warranties does not exceed fifty thousand Euros (€50,000) (the “Basket”), it being specified that if the amount of the Basket is reached, the total amount of the corresponding Losses, and not only the portion exceeding this amount, shall be owed by the Company or the Sellers to the Investor.

12.6.3.	The Company’s liability under this Article 12 for any breaches or inaccuracies in the Business Warranties shall in no event exceed one (1) euro in aggregate (the “Cap”), except in case of fraud (fraude) or wilful concealment (dol).

12.6.4.	The Company’s and the Sellers’ liability under this Article 12 for any breaches or inaccuracies in the Tax Fundamental Warranties shall in no event exceed (i) one (1) euro in aggregate for all Losses resulting from a breach of Tax Fundamental Warranties which are within the perimeter of the insurance coverage of the W&I Insurance Policy, and (ii) two million (2,000,000) euros in aggregate for all Losses resulting from a breach of Tax Fundamental Warranties which are excluded from the perimeter of the insurance coverage of the W&I Insurance Policy (together the “Tax Liability Cap”), except in case of fraud (fraude) or wilful concealment (dol).

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12.7.	Exclusions

12.7.1.	Without prejudice to any other limitation set out in this Agreement, no indemnification shall be payable to the Investor for any Claim to the extent that:

(a)	in respect only of a Loss relating to a breach of a Business Warranty or a Tax Fundamental Warranty, the Loss results from a fact, information, event or circumstance Fairly Disclosed in the Disclosed Information, as updated in the Disclosure Update (whether or not expressly referred to in this Agreement), provided that such Disclosure Update is notified through the W&I Disclosure Bring Down (it being specified for clarity that any Loss resulting from a breach or inaccuracy of a Fundamental Warranty shall not be subject to the exclusion provided for in this Article 12.7.1(a));

(b)	the Loss for which indemnification is sought may be attributed to any act, decision or omission on the part of the Investor after the Closing Date (including but not limited to any change in accounting methods, any election or waiver of an election in the field of Tax or any change in Tax methods or procedures) (provided that such exclusion shall not apply to any decision, action taken or made to give effect to the provisions of this Agreement or to comply with Law);

(c)	the Loss or its aggravation results from a change in Laws provided that such change occurs after the Closing Date, including with retroactive effect.

12.8.	Third-party claims

12.8.1.	In the event of any third party action (including any investigation or audit by any Authority) filed or initiated against any of the Investor or the Company which could give rise to a claim (the “Third Party Claim”), the Investor, the Sellers and the Company, as the case may be, shall give written notice to the Party which may be liable for such claim, in accordance with the provisions of this Agreement (the “Third Party Claim Notice”). All other provisions of this Agreement applicable to claims in general and limitation on liability shall equally apply to Third Party Claim.

12.9.	Payment

The indemnification of a Loss as determined in accordance with this Article 12 will be payable to the Investor (i) by the relevant Seller(s) or by the Company pursuant to Article 12.1.1 or 12.1.3 or (ii) by the Company pursuant to Article 12.1.2, within twenty (20) Business Days (y) following the acceptance of the Claim and the amount of the indemnification in accordance, or (z) in the event of disagreement between the concerned Parties, following a final, enforceable and binding court decision rendered in accordance with Article 20. Any payment to be made under this Article 12.9 shall be made by wire transfer of immediately available funds.

12.10.	W&I Insurance Policy

12.10.1.	The Investor intends to, after execution of the Agreement and before the Due Diligence Long Stop Date, enter into a W&I Insurance Policy as protection, conditional on Closing, for potential Losses arising as a result of a breach of the Warranties.

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12.10.2.	The Investor represents and warrants that the enforcement of the W&I Insurance Policy will represent the only remedy available to the Investor:

(a)	for any Loss suffered or incurred by the Investor as a result of any breach or inaccuracy or incompleteness of the Business Warranties exceeding the Cap to be indemnified by the Company, exception made for any Loss due or resulting from the Sellers’ or the Company’s fraud (fraude) or willful concealment (dol); and

(b)	for any Loss suffered or incurred by the Investor as a result of any breach or inaccuracy or incompleteness of the Tax Fundamental Warranties, except to the extent the Loss resulting from the breach of such Tax Fundamental Warranties is excluded from the perimeter of the insurance coverage of the W&I Insurance Policy as at its date of signature.

12.10.3.	The Investor (and as a result, the insurer or insurers under the W&I Insurance Policy, by subrogation) shall have no recourse against the Company or the Sellers (as applicable), except in the event of fraud (fraude) or wilful misconduct or intentional breach, inaccuracy or omission (dol) by the Company or the Sellers (as applicable):

(a)	for the breaches or inaccuracies or any incompleteness of the Business Warranties or in relation to the obligations under this Article 12 exceeding the Cap, in any event whatsoever including in the event that the scope of the W&I Insurance Policy does not cover all the risks relating to the Business Warranties, or that any provision of the W&I Insurance Policy is held to be invalid, unenforceable or ineffective, or should such W&I Insurance Policy be terminated, suspended or revoked for whatever reason and should the insurers under the W&I Insurance Policy reject or refuse, in whole or in part, any indemnification thereunder or be in breach of their obligations under the W&I Insurance Policy.

(b)	for the breaches or inaccuracies or any incompleteness of the Tax Fundamental Warranties or in relation to the obligations under this Article 12 exceeding (i) one (1) euro in aggregate for all Losses resulting from a breach of Tax Fundamental Warranties which are within the perimeter of the insurance coverage of the W&I Insurance Policy, and (ii) two million (2,000,000) euros in aggregate for all Losses resulting from a breach of Tax Fundamental Warranties which are excluded from the perimeter of the insurance coverage of the W&I Insurance Policy.

The Investor shall ensure that the W&I Insurance Policy includes a non-subrogation provision excluding recourse against the Company or the Sellers except in case of fraud (fraude) or wilful misconduct or intentional breach, inaccuracy or omission (dol) by the Company or the Sellers.

12.10.4.	The Investor hereby undertakes to exercise its rights under the W&I Insurance Policy and to make all relevant claims thereto with a view to seek indemnification from the insurer or insurers under the W&I Insurance Policy to the maximum extent possible in accordance with the terms of such W&I Insurance Policy. For the avoidance of doubt, there shall be no double recovery in favor of the Investor as a result of (i) the W&I Insurance Policy and (ii) the indemnification obligation of the Sellers and the Company under this Agreement; ; therefore the Investor shall not be indemnified under this Agreement in connection with a Loss to the extent (and only to such extent) that it has been actually indemnified under the W&I Insurance Policy.

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Article 13 UNDERTAKINGS OF THE INVESTOR’S GUARANTOR

The Investor’s Guarantor hereby fully, unconditionally and irrevocably agrees to cause the Investor to perform its payment obligations under this Agreement (including under the Third Transaction), and fully, unconditionally and irrevocably guarantees jointly and severally with the Investor (or the Investor’s assignee) to the benefit of each Seller and of the Company the performance of such payment obligations by the Investor (or the Investor’s assignee).

Article 14 POST-CLOSING COVENANTS

14.1.	AMF Filing

14.1.1.	The Company shall:

(i)	at its own expense, make all necessary contacts and required notifications (or pre-notifications where relevant), filings and submissions to the AMF on or after the Closing and in any event no later than fifteen (15) Business Days from the Closing Date, in accordance with Article L. 54-10-3 of the French Monetary and Financial Code (Code monétaire et financier) (the “AMF Filing”);

(ii)	keep the other Parties informed of the progress of the AMF Filing;

14.1.2.	The Investor shall cooperate fully in connection with the AMF Filing, including providing as soon as reasonably practicable following a request from the Company, all necessary information (including any information held by any of its Affiliates) necessary to make any notification or filing or as requested by the AMF, including, where appropriate, the sharing of information to their respective counsel on a counsel-counsel basis or via other clean-team arrangements. In particular, the Investor undertakes to promptly provide, upon request from the Company, a duly completed and signed “formulaire de déclaration des actionnaires significatifs”.

14.1.3.	The Investor shall promptly respond to any requests from the AMF, cooperate in good faith with the AMF in connection with the AMF Filing and shall keep the Sellers and the Company reasonably informed of the status thereof as well as any material communication received from the AMF in connection with the AMF Filing.

14.2.	Non-solicitation

Each Seller undertakes to the Investor that, except with the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed), it shall not and shall procure that its Affiliates shall not, in the period of twenty-four (24) months from Closing, directly offer employment to or employ or offer to conclude any contract of services with any employee or officer of the Company and its Subsidiary or to entice any employee or officer to terminate their employment or contract for services with the Company or the Subsidiary. However, this Article 14.1 shall not prevent the Sellers from employing any employee or officer or former employee or officer of the Company or its Subsidiary (i) who responds to a public advertisement for the relevant vacancy placed by or on behalf of the Sellers, or (ii) who has ceased to be part of the Company or its Subsidiary for more than twelve (12) months and has contacted the Sellers on his/her own initiative without any direct or indirect solicitation by or encouragement from the Sellers, or (iii) who has been terminated or dismissed (including in case of rupture conventionnelle).

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14.3.	Non-compete

14.3.1.	Subject to applicable Law, each Seller expressly and irrevocably undertakes that it shall not, and shall procure that its Affiliates (as the case may be, it being specified that, for the purpose of this non-compete covenant only, the defined term “Affiliate” with respect to the Majority Seller shall (i) be limited to EDF SA and the subsidiaries whose share capital is 100% held by EDF SA and (ii) exclude all companies whose shares are allocated to the dedicated asset portfolio of EDF SA in order to cover provisions for the decommissioning of nuclear power plants) shall not, either alone or in conjunction with or on behalf of any other Person, in the Restricted Territory, for a period of twenty-four (24) months following the Closing Date, conduct, be engaged or interested, whether directly or indirectly, as shareholder, director, officer, consultant, service provider, agent or otherwise, in any business or activity consisting in providing secure, sovereign, and decarbonized high-performance computing (HPC) infrastructure for critical workloads. Notwithstanding the above, this non-compete undertaking shall not apply to the Majority Seller with respect to all activities or technical solutions or services consisting in providing secure, sovereign, and decarbonized high-performance computing (HPC) infrastructure for critical workloadsbut developed and implemented within the EDF group exclusively to serve the needs and interests of entities within the EDF group.

14.3.2.	The financial consideration of the undertaking of the Sellers under this Article 14.3 is included in the Purchase Price to be paid to the Sellers. Said undertaking aims at protecting the Investor against any potential loss in value of the Sold Shares that would be the direct consequence of the breach by the Sellers of such undertaking. Accordingly, each Seller hereby expressly and irrevocably undertakes that it shall not claim for any additional compensation from the Company, the Subsidiary, the Investor or its Affiliates in connection with or as a result from the Sellers’ undertaking under this Article 14.3.

14.4.	Indemnified Liability

The Sellers hereby agree to indemnify the Company on an after Tax basis (i.e. with a gross-up to the extent necessary to ensure that the Company is held harmless on an after-Tax basis, taking into account the Tax treatment of the Indemnified Liability, and the availability of any Tax Relief arising in connection with the Indemnified Liability and the indemnification under this Article 14.4) in respect of any (if any) Indemnified Liability and to pay, if any, on the Investor’s request, any amount(s) owed under this Article 14.4 in respect of any such Indemnified Liability (on an after Tax basis) to the Company.

14.5.	Former directors

14.5.1.	The Investor (i) shall procure that the directors of the Company resigning on the Closing Date shall be discharged from any liability as directors of the Company through the granting of a quitus for their mandate, (ii) shall hold such directors harmless against the consequences of any such liability, including through any appropriate insurance policies of the Company pre-existing the date hereof, and (iii) shall procure that the publication and registration formalities relating to the resignation of directors of the Company on the Closing Date be implemented as soon as possible after the Closing Date and in any event before the expiry of a one-month period as from the Closing Date.

14.5.2.	The undertakings provided under Clause 14.5.1 are made for the benefit of the Sellers and also for the benefit of each of the directors of the Company resigning on the Closing Date, as per a stipulation pour autrui. Accordingly, any of those directors may enforce such undertakings as if it was a party to this Agreement, and references in these undertakings shall be construed accordingly.

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14.6.	Severability

If any covenant or agreement (or portion thereof) set forth in this Article 14 should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant or agreement (as applicable) shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable (and all of the other covenants and agreements set forth in this Agreement shall remain in effect in accordance with their respective terms).

Article 15 CONFIDENTIALITY AND ANNOUNCEMENTS

15.1.	The existence, purpose and content of this Agreement are confidential. Consequently, each Party undertakes not to disclose to any Third Party any information relating to the Transaction, the terms and conditions of the Agreement or the transactions contemplated hereby and each Party shall take all appropriate actions to keep such information confidential, except:

15.1.1.	to the extent strictly necessary to allow either Party to comply with any legal or statutory requirement to make any announcement or to provide information to any Authority or to any of its labor representatives or committees;

15.1.2.	to its Affiliates, limited partners, managers, advisors and statutory auditors on a need-to-know basis;

15.1.3.	in case of a dispute arising out or in connection with the Agreement, to the relevant jurisdiction; or

15.1.4.	with the express prior written approval of all the Parties.

15.2.	In case of a legal or regulatory obligation of disclosure or if a Party is required to make a disclosure by law, court order, government or regulatory body or authority (including, for the avoidance of doubt, the applicable rules of the SEC or any stock exchange on which the Investor lists its securities), the disclosure shall be limited to the minimum required by statute or the respective authorities, and shall, to the extent practicable, be made consistent with a press release agreed between the Parties..

15.3.	The restrictions contained in Articles 15.1 and 15.2 shall remain in force during a period of three (3) years from the date of signing of the Agreement.

15.4.	Besides, pending Closing, no publicity, public announcement, press release, or disclosure regarding the Agreement or the transactions contemplated herein shall be made without the prior written consent of the Sellers and the Investor on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld or delayed.

Article 16 ASSIGNMENT AND SUCCESSORS

16.1.	Nothing in this Agreement, express or implied, is intended to confer upon any Entity other than the Parties any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

16.2.	None of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.

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Article 17 TAXES – OTHER COSTS AND EXPENSES

17.1.	Each Party shall bear its own costs and expenses (including intermediaries’ fees and, with respect to the Investor, the costs and fees relating to the FDI Condition) incurred in connection with this Agreement.

17.2.	Each Party shall bear any taxes required by Law to be paid by such Party, provided that the Investor shall (i) bear all registration taxes (droits d’enregistrement) (including any related interest and penalties) payable in respect of the transfer of the Sold Shares pursuant to this Agreement and (ii) provide all relevant evidence of the payment of such registration taxes (droits d’enregistrement) to the Sellers.

Article 18 NOTICES

18.1.	Form and method of giving Notice

Except if specifically stipulated otherwise in the Agreement, any notice, request, demand or other communication to be served under the Agreement or referred to herein (a “Notice”) shall only be effective if made in writing, drafted in English, sent to the relevant Person at the postal or email address and for the attention of the Person specified in Article 18.2, and delivered:

(a)	by personal hand delivery with acknowledgement of receipt;

(b)	by registered letter with acknowledgment of receipt (or any equivalent for any Notice sent outside of France) or by courier (using an internationally recognised courier company);

(c)	by email confirmed by registered letter with acknowledgement of receipt.

18.2.	Contact details for Notices

The postal and email addresses and relevant contacts of the Parties for the purposes of Article 18.1 are:

If to the Majority Seller to:

EDF Pulse Holding

To the attention of Yann Coic, Directeur Général Délégué

Address: 20 bie rue Louis Philippe, 92200 Neuilly-sur-Seine

Email: yann.coic@edf.fr

With a copy to:

Direction Juridique Corporate Finance EDF SA

Address: 22-30 avenue de Wagram, 75008 Paris

Email: sg-dj-ma-transactions@edf.fr

If to Mr. Fatih Balyeli:

Address: 188, rue Gerhard, 92800 Puteaux

Email: fatihbalyeli@hotmail.com

With a copy to:

Coblence Avocats

To the attention of Laura Isabelle Danet

Address: 62, avenue Marceau

Email: danet@coblence-avocats.com

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If to Mr. Laurent Bernou-Mazars:

Address: 16, rue Buffon, 92500 Rueil-Malmaison

Email: Laurent.bernou@mailo.com

With a copy to:

Coblence Avocats

To the attention of Laura Isabelle Danet

Address: 62, avenue Marceau

Email: danet@coblence-avocats.com

If to the Investor to:

MARA SAS

To the attention of Zabi Nowaid, General Counsel

Address: 1010 South Federal Highway, suite 2700, Hallandale Beach, Fl 33009

Email: zabi.nowaid@mara.com

With a copy to:

Darrois Villey Maillot Brochier AARPI

To the attention of Bertrand Cardi and Forrest Alogna

Address: 69, avenue Victor Hugo, 75116 Paris

Email: bcardi@darrois.com and falogna@darrois.com

If to the Investor’s Guarantor to:

MARA HOLDINGS INC

To the attention of Zabi Nowaid, General Counsel

Address: 1010 South Federal Highway, suite 2700, Hallandale Beach, Fl 33009

Email: zabi.nowaid@mara.com

With a copy to:

Darrois Villey Maillot Brochier AARPI

To the attention of Bertrand Cardi and Forrest Alogna

Address: 69, avenue Victor Hugo, 75116 Paris

Email: bcardi@darrois.com and falogna@darrois.com

If to the Company:

EXAION

Address: 20bis, rue Louis Philippe, 92200 Neuilly-sur-Seine

Email: fatih.balyeli@exaion.com

With a copy to:

Coblence Avocats

To the attention of Laura Isabelle Danet

Address: 62, avenue Marceau

Email: danet@coblence-avocats.com

or, in each case, such other postal or email address or contact as a Party may notify to the others for this purpose in accordance with this Article 18.

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18.3.	Time Notice is given

Any Notice will be deemed to have been received:

(a)	if personally received by hand delivery as evidenced by an acknowledgement of receipt from the addressee;

(b)	if sent by registered letter with acknowledgement of receipt (or any equivalent for any Notice sent outside of France) or by courier (using an internationally recognised courier company), on the date of its first presentation;

(c)	if sent by e-mail, on the date of the acknowledgment by the recipient of such e-mail transmission, provided that the confirmation by registered letter with acknowledgement of receipt is posted no later than two (2) Business Days after the date on which the e-mail is sent.

Article 19 GENERAL

19.1.	Entire Agreement

The Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement and understanding between the Parties in connection with the transactions contemplated hereby. Accordingly, the Agreement supersedes and extinguishes all previous agreements, arrangements and understandings between, and (except to the extent incorporated in the Agreement) all representations, warranties, statements or assurances given by, the Parties in connection with such transactions.

19.2.	Severance

If any provision of the Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any relevant jurisdiction, that shall not affect or impair the legality, validity or enforceability of (a) any other provision of the Agreement in that jurisdiction; or (b) that provision or any other provision of the Agreement in any other relevant jurisdiction. In such case, the Parties shall negotiate in good faith to replace such illegal, invalid or unenforceable provision with a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the original provision.

19.3.	Waiver

Any waiver of any right or remedy under or in respect of the Agreement shall only be valid if it is in writing, and shall apply only to the Person to whom it is addressed and in the specific circumstances for which it is given. Unless otherwise expressly provided in the Agreement, no right or remedy under or in respect of the Agreement shall be precluded, waived or impaired by (a) any failure to exercise or delay in exercising it; (b) any single or partial exercise of it; (c) any earlier waiver of it, whether in whole or in part; or (d) any failure to exercise, delay in exercising, single or partial exercise of or earlier waiver of any other such right or remedy.

19.4.	Variation

No variation of the Agreement shall be valid unless it is in writing and signed by or on behalf of the Parties.

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19.5.	Further assurance

On and after Closing, each Party shall from time to time do (or procure to be done) all such other things or execute and deliver (or procure to be executed and delivered) all such other documents as may be reasonably requested of it to give effect to the Agreement.

19.6.	Professional advice

Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion within the meaning of article 1110 of the French Civil Code.

19.7.	Specific performance (exécution forcée)

The rights and remedies under this Agreement are in addition to, and do not exclude, any rights or remedies provided by law (including the exécution forcée under Article 1221 of the French Civil Code, even in the event of manifest disproportion (disproportion manifeste) between its cost to the debtor and its interest for the creditor), in addition to any claim for damages (dommages et intérêts).

19.8.	Exclusion of certain legal provisions

Without prejudice to the foregoing, each Party expressly and irrevocably waives:

(a)	any right it may have under Article 1223 of the French Civil Code to accept a partial performance of a contract and claim a corresponding reduction of the price;

(b)	any right to terminate this Agreement under Article 1226 of the French Civil Code;

(c)	any right it may have under Articles 1186 and 1187 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever; and

(d)	the provision of Article 1195 of the French Civil Code (regarding the occurrence of unforeseen circumstances referred to in such Article and each party agrees to assume any risk which may arise from any of such unforeseeable circumstances) and consequently the right to request a renegotiation of the Agreement and any related contract on the basis of a change of circumstances.

19.9.	Electronic Signature

In accordance with articles 1366 and 1367 of the French Civil Code, this Agreement shall be signed electronically by the Investor, the Sellers and the Company. The Parties hereto acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Agreement by such signatories.

Each Party acknowledges that it has received all the information required for the electronic signature of this Agreement and that it has signed this Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim or legal action challenging the reliability of this electronic signature system or its intention to enter into this Agreement.

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Furthermore, in accordance with the provisions of article 1375 of the French Civil Code, the obligation to deliver an original copy to each of the Parties hereto is not necessary as proof of the commitments and obligations of each Party to this Agreement. The delivery of an electronic copy of this Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Agreement.

Article 20 GOVERNING LAW – DISPUTES

20.1.	The Agreement and any contractual or non-contractual obligation arising out of or in connection with the Agreement shall be governed by, and construed in accordance with, French Law.

20.2.	All disputes arising out of or in connection with this Agreement (including without limitation with respect to its validity, performance, interpretation, termination and post-termination obligations and any non-contractual obligation arising out of or in connection with this Agreement) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or three arbitrators nominated in accordance with the said Rules. In case of a Tribunal constituted by three arbitrators, after confirmation by the ICC of the two co-arbitrators nominated by the Parties, the two co-arbitrators, after consulting with the party who nominated each of them, shall jointly nominate the president of the Tribunal within 30 Business Days from the date of such confirmation. If the co-arbitrators fail to nominate the president within 30 Business Days, the ICC Court shall make the nomination. The seat of arbitration shall be Paris, France. The arbitration shall be conducted in English.

[Signature page follows]

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Executed on August 11, 2025.

/s/ Salman Khan	/s/ Yann Coic
MARA FRANCE SAS	EDF PULSE HOLDING
Represented by: Salman Khan	Represented by: Yann Coic

/s/ Fatih Balyeli	/s/ Laurent Bernou-Mazars
MR. FATIH BALYELI	MR. LAURENT BERNOU-MAZARS

/s/ Fatih Balyeli	/s/ Salman Khan
EXAION	MARA HOLDINGS INC
Represented by: Fatih Balyeli	Represented by: Salman Khan
Title: Directeur général

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LIST OF SCHEDULES

Schedule (B)	Company Securities

Schedule (E)	Additional Allocation

Schedule (F)	Sold Shares

Schedule 2.3	Contributed Assets

Schedule 4.1	Terms and conditions of the Third Transaction

Schedule 5	Capitalization Table

Schedule 8.1.3	Management up to Closing Date

Schedule 8.3	Intra-Group Agreements

Schedule 8.5.2	Tax Consolidation Exit Agreement

Schedule 8.6	Shareholder’s Agreement Term Sheet

Schedule 8.7.1	TSA Term Sheet

Schedule 9.2.1(i)	Details of the bank accounts of each Group Company to be provided at Closing

Schedule 9.2.2(g)	List of the resigning Persons

Schedule 10	Incentive Scheme

Schedule 11.1	Investor’s Warranties

Schedule 11.2	Fundamental Warranties

Schedule 11.3	Business Warranties

Schedule 11.4	Tax Warranties

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Schedule 4.1

Terms and conditions of the Third Transaction

−	Undiscounted value of contracts through 2032, with binding cash commitments starting before 2028, requiring a total greater than €60 million; and

−	Indirect operating costs of less than €32.5 million for the Company from the Closing Date to 31 December 2026, including 2026 Operations R&D, and Selling, General and Administrative expenses – shall remain below €32,500,000.

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